Exhibit 99.1
Dated 9 June 2012
A. SCHULMAN EUROPE INTERNATIONAL B.V. and NATIONAL PETROCHEMICAL INDUSTRIAL COMPANY and A. SCHULMAN, INC.
SHAREHOLDERS’ AGREEMENT

Linklaters LLP Ninth Floor Currency House Dubai International Financial Centre PO Box 506516 Dubai United Arab Emirates
Telephone: (+971) 4 369 5800
Facsimile: (+971) 4 369 5801

Ref S Mewawalla/B Davies (L-198969)

DOCUMENTS IN THE AGREED TERMS REFERRED TO IN THIS AGREEMENT

Description		Clause/Schedule

1.	Articles	Clauses 2.5, 4.1 and 4.4.2

2.	First Budget	Clauses 2.5, 4.4.3 and 5.2

3.	First Business Plan	Clauses 2.5, 4.4.3 and 5.2

4.	Funding Schedule	Clauses 2.5.5 and 6.2.2

5.	Resin Supply Agreement	Clause 5.2.1

6.	SC Budget and Business Plan	Clauses 2.4 and 2.5

7.	Technology Transfer Agreement	Clause 5.2.1

8.	Marketing and Offtake Agreement	Clause 5.2.1

9.	Schulman Trademark License	Clause 5.2.1

10.	Natpet Trademark License	Clause 5.2.1

This Agreement is made on 9 June 2012 (corresponding to 19 Rajab 1433 H) between:

(1)
A. SCHULMAN EUROPE INTERNATIONAL B.V., a private limited liability company incorporated in The Netherlands with Chamber of Commerce Number 24272445 and whose registered office is at Mijlweg 7, 3295KG 's-Gravendeel, The Netherlands (“Schulman”);

(2)
NATIONAL PETROCHEMICAL INDUSTRIAL COMPANY, a joint stock company incorporated in the Kingdom of Saudi Arabia with registration number 4030126641 and whose office is at P.O. Box 4459, 8th Floor, Future Business Center, Al Amanah Street, Al Rowais District, Jeddah-21491, Kingdom of Saudi Arabia (“Natpet”); and

(3)
A. SCHULMAN, INC., a public corporation organised under the laws of the State of Delaware, United States of America with file number 0724926 and whose head office is at 3550 West Market Street, Akron, Ohio 44333, United States of America (“Schulman Parent”).

Recitals:

(A)	Schulman and Natpet have agreed to establish a joint venture company in the Kingdom of Saudi Arabia to carry on the Business (the “Company”).

(B)	Schulman is an Associated Company of Schulman Parent, being a wholly-owned subsidiary of ICO Holdings, LLC (Texas), USA, itself a wholly-owned indirect subsidiary of Schulman Parent.

(C)
Schulman and Natpet have agreed to subscribe for and to hold Shares, and to regulate their respective rights in the Company, on the terms and conditions of this Agreement. Schulman Parent has agreed to enter into this Agreement for the purposes of guaranteeing Schulman’s obligations hereunder.

(D)	Schulman will provide know-how, grant certain rights and provide certain services to the Company on the terms and conditions of the Technology Transfer Agreement.

(E)	Schulman Parent will purchase and market the Products manufactured by the Company at the Production Facility on the terms and conditions of the Marketing and Offtake Agreement.

(F)	Natpet owns and operates production facilities for the manufacture of polypropylene resins, and is willing to sell PP Resin to the Company on the terms and conditions of the Resin Supply Agreement.

(G)	A. Schulman Plastics BVBA (an Associated Company of Schulman Parent) will distribute polypropylene resins manufactured by Natpet on the terms and conditions of the Resin Distribution Agreement.

(H)	Natpet and Schulman Parent will each grant certain rights to the Company on the terms and conditions of the Natpet Trademark Licence and the Schulman Trademark Licence (respectively).

(I)
The Parties have agreed that the Company shall construct, own and operate the Production Facility as a new facility at a site adjacent or in close proximity to the Natpet polypropylene site in Yanbu, the Kingdom of Saudi Arabia.

It is agreed as follows:

PART A – INTERPRETATION

1	Interpretation
In this Agreement, the following words and expressions shall have the meanings set out below:

1.1	Definitions
“Acceptance Notice” has the meaning given to it in Clause 19.3.3 (Transfer to a third party);
“Acceptance Period” means the period of 30 days from the date of receipt of the Transfer Notice by the Remaining Shareholder;
“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Parties and signed or initialled for identification by or on behalf of the Parties prior to Completion;
“Agreement” means this agreement as modified, amended or replaced from time to time;
“Appointment Period” has the meaning given to it in Clause 20.6 (Determination of the Open Market Value);
“Arbitration Notice” has the meaning given to it in Clause 27.2 (Arbitration Notice);
“Articles” means the proposed articles of association of the Company in the Agreed Terms and as amended from time to time in accordance with this Agreement and the laws, rules and regulations of KSA;
“Artificial Deadlock” has the meaning given to it in Clause 21 (Deadlock);
“Associated Company” means, in relation to a person, any holding company, subsidiary or any other subsidiaries of any such holding company (as defined in Clause 1.4), in each case of such person (but excluding the Company and any Group Companies from time to time);
“Audited Accounts” means the report and audited accounts of the Company and of any Group Company and the audited consolidated accounts of the Group (if any) for the relevant Financial Year;
“Auditors” means the auditor of the Company from time to time;
“Board” means the board of directors of the Company;
“Budget” means the budget for the Group as agreed and/or amended from time to time in accordance with this Agreement;
“Business” has the meaning given to it in Clause 6.3 (Business);
“Business Day” means a day (which is not a Thursday, Friday, Saturday or Sunday) on which banks are open for the conduct of general commercial business in both Brussels, Belgium and Jeddah, KSA;
“Business Plan” means the business plan for the Group, prepared annually in respect of the forthcoming three-year period setting out details of the Group’s strategic planning in respect of customers (including market development and capacity growth), product pricing, capital expenditure, financing, tax, competitors and contingency planning, as agreed and/or amended from time to time in accordance with this Agreement;
“Buyer” has the meaning given to it in Clause 22.1 (Definitions);
“Chairman” means the chairman of the Board from time to time;
“Change of Control” means where a person which did not previously exercise Control over an undertaking acquires or agrees to acquire or otherwise becomes able to exercise such Control (whether directly or indirectly, such as through a holding company or otherwise), or where a person which was previously able to exercise Control over that undertaking ceases to be in a position to do so;
“Completion” has the meaning given to it in Clause 5.2 (Completion);
“Completion Date” has the meaning given to it in Clause 5.1 (Completion);
“Confidential Information” has the meaning given to it in Clause 25.2 (Confidential Information);
“Control” means, in relation to any person:

(a)	the ownership or control (directly or indirectly) of more than 50 per cent. of the voting share capital of the relevant undertaking; or

(b)	the ability to direct the casting of more than 50 per cent. of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters; or

(c)	the right to appoint or remove directors of the relevant undertaking holding a majority of the voting rights at meetings of the board on all, or substantially all, matters, and “Controlled” shall be construed accordingly;
“Deadlock Date” has the meaning given to it in Clause 21.2.5 (Deadlock);
“Deadlock Matter” has the meaning given to it in Clause 21.1.2 (Deadlock);
“Deadlock Option Notice” has the meaning given to it in Clause 21.2.2 (Deadlock);
“Deadlock Price” has the meaning given to it in Clause 21.2.5 (Deadlock);
“Deed of Adherence” means a deed substantially in the form set out in Schedule 1 (Deed of Adherence);
“Default Call Price” means:

(a)	in the case of an Event of Default occurring pursuant to Clause 20.1.1 (Event of Default), a price equal to 90 per cent. of the Open Market Value of the Sale Shares; and

(b)	in the case of an Event of Default occurring pursuant to Clauses 20.1.2 to 20.1.3 (Event of Default) a price equal to 100 per cent. of the Open Market Value of the Sale Shares;
“Default Notice” has the meaning given to it in Clause 20.3 (Default Notice (put/call option));

“Default Put Price” means:

(a)	in the case of an Event of Default occurring pursuant to Clause 20.1.1 (Event of Default), a price equal to 110 per cent. of the Open Market Value of the Sale Shares; and

(b)	in the case of an Event of Default occurring pursuant to Clauses 20.1.2 to 20.1.3 (Event of Default), a price equal to 100 per cent. of the Open Market Value of the Sale Shares;
“Defaulting Shareholder” has the meaning given to it in Clause 15.5 (Shareholder Reserved Matters), Clause 20.2 (Notice of Default) and/or Clause 20.5 (Other breaches of the Agreement), as the case may be;
“Development Costs” has the meaning given to it in Clause 2.4.4 (Costs);
“Director” means any director of the Company and, where the context requires, shall also include an alternate of a Director;
“Disaffected Party” has the meaning given to it in Clause 21.2.2 (Deadlock);
“Dispute” has the meaning given to it in Clause 27.1 (Dispute resolution);
“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;
“Enforcing Shareholder” has the meaning given to it in Clause 15.5 (Shareholder Reserved Matters);
“Event of Default” has the meaning given to it in Clause 20.1 (Event of Default);
“Expiry Date” has the meaning given to it in Clause 19.3.3 (Transfer to a third party);
“Finance Manager” means the finance manager (or chief financial officer) of the Company from time to time;
“Financial Year” means a financial year of the Company commencing (other than in the case of its initial financial period) on 1 January and ending on 31 December in a year or on such other dates as the Company may resolve in accordance with the Articles, provided that the first financial year of the Company shall be deemed to have commenced on the Registration Date and ended on 31 December 2012;
“First Budget” means the first Budget of the Company in the Agreed Terms, to take effect as of the Completion Date;
“First Business Plan” means the first Business Plan of the Company in the Agreed Terms, to take effect as of the Completion Date;
“Foreign Investment Licence” means such licence granted by SAGIA as is required for a foreign investor to subscribe for shares in a Saudi company;
“Funding Schedule” means the funding schedule in the Agreed Terms setting out the estimated cost of the Project and the basis on which the Company will be funded (including any amounts to be subscribed for Shares, be contributed by way of shareholder loan or financed through third party funding), as may be amended from time to time in accordance with Clause 2.5.5 (Powers and duties of the Steering Committee) or otherwise in accordance with the terms of this Agreement;
“GCC Countries” means the Kingdom of Bahrain, the State of Kuwait, the Sultanate of Oman, KSA, the State of Qatar and the United Arab Emirates;
“General Manager” means the general manager (or chief executive officer) of the Company from time to time;
“Governmental Entity” means any supra-national, national, regional, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal, arbitral body, with competent jurisdiction, or any national securities exchange, including for this purpose any automated quotation service;
“Group” means the Company and any Group Companies from time to time;
“Group Company” means a subsidiary of the Company;
“Insolvency Event” in relation to a Shareholder, or any direct or indirect holding company of such Shareholder, means:

(a)	that entity entering into or resolving to enter into any arrangement, composition or compromise with or assignment for the benefit of its creditors or any class of them in any relevant jurisdiction;

(b)	that entity being unable to pay its debts when they are due or being deemed under any statutory provision of any relevant jurisdiction to be insolvent;

(c)
a liquidator or provisional liquidator being appointed to that entity or a receiver, receiver and manager, trustee or similar official being appointed over any of the assets or undertakings of that entity, or an event analogous with any such event occurring in any relevant jurisdiction; or

(d)
an application or order being made or a resolution being passed for the winding up of that entity (except for the purposes of a bona fide reconstruction or amalgamation), or an event analogous with any such event occurring in any relevant jurisdiction, provided that there shall be no Insolvency Event in relation to a Shareholder, or any direct or indirect holding company of such Shareholder, as a result of a pre-agreed corporate reorganisation or solvent liquidation of that entity;
“Intellectual Property Rights” means, without limitation, trade marks, service marks, trade names, domain names, get-up, logos, patents, inventions, registered and unregistered design rights, copyrights, semi-conductor topography rights, database rights and all other similar rights which may subsist in any part of the world now or in the future (including Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registration;
“Interest” includes an interest of any kind in or to any Share or any right to control the voting or other rights attributable to any Share;

“Know-how” means confidential and proprietary industrial and commercial information and techniques in any form including, without limitation, drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables or operating conditions, market forecasts, lists and particulars of customers and suppliers;
“KPIs” has the meaning given to it in Clause 2.5.9 (Powers and duties of the Steering Committee);
“KSA” means the Kingdom of Saudi Arabia;
“Laws” means the laws, rules and regulations of KSA and any other laws, rules and regulations for the time being in force applicable to any member of the Group or any Shareholder or their Associated Companies (as appropriate) including, where applicable, the rules of any stock exchange on which the securities of a Shareholder or its Associated Companies are listed or other governmental or regulatory body to which a Shareholder or its Associated Companies are subject;
“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for the relevant currency or period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Shareholder making an election in accordance with Clause 22.3.1 at its request quoted by The Royal Bank of Scotland plc to leading banks in the London interbank market, as of 11.00 a.m. on the Quotation Day for the offering of deposits in US Dollars and for the relevant period;
“Losses” means losses, liabilities, costs (including, without limitation, legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;
“Manager” means any one of the Finance Manager, the General Manager, the Operations Manager, the Sales and Marketing Manager and/or the Personnel and Administration Manager, and “Managers” means all of them;
“Marketing and Offtake Agreement” means the marketing and offtake agreement in the Agreed Terms to be entered into between the Company and Schulman Parent on the Completion Date;
“Material Breach” means a breach of any of the terms of a Transaction Document which is material in the context of (i) the Business, (ii) the relationship between the Shareholders and/or their Associated Companies in connection with the Business, or (iii) their rights and obligations pursuant to this Agreement, in each case having regard to all the relevant circumstances, as determined (i) by agreement between the Resolution Appointees in accordance with Clauses 27.1.1 and 27.1.3 (Dispute resolution), or (ii) failing such agreement, by the arbitrators following a referral in accordance with Clauses 27.2 (Arbitration Notice) and 27.3.1(i) (Arbitration on Material Breach), clause 20.3 (Arbitration) of the Resin Supply Agreement, clause 19.3 (Arbitration) of the Technology Transfer Agreement, clause 20.3 (Arbitration) of the Marketing and Offtake Agreement, clause 14.3 (Arbitration) of the Schulman Trademark Licence or clause 14.3 (Arbitration) of the Natpet Trademark Licence;
“MOCI” means the Ministry of Commerce and Industry in KSA;

“Natpet Trademark Licence” means the licensing agreement in the Agreed Terms to be entered into between the Company and Natpet on the Completion Date;
“Nitaqat Program” means the laws, regulations and/or guidance currently in force in KSA in relation to Saudisation requirements for KSA companies and businesses, as administered by the KSA Ministry of Labour;
“Non-defaulting Shareholder” has the meaning given to it in Clause 20.2 (Notice of Default) and/or Clause 20.5 (Other breaches of the Agreement), as the case may be;
“Notice” has the meaning given to it in Clause 27.7 (Notices);
“Offer” has the meaning given to it in Clause 19.3.2 (Transfer to a third party);
“Offeror” has the meaning given to it in Clause 19.3.1 (Transfer to a third party);
“Open Market Value” has the meaning given to it in Clause 20.6 (Determination of Open Market Value);
“Operational Date” means the first date on which the Company has produced Products of an acceptable quality (by reference to customer specifications) in commercial quantities for the previous 15 days consecutively;
“Operations Manager” means the operations manager (or chief operational officer) of the Company from time to time;
“Party” means a party to this Agreement and “Parties” shall be construed accordingly;
“Personnel and Administration Manager” means the personnel and administration manager (or chief human resources officer) of the Company from time to time;
“PP Resin” has the meaning given to it in the Resin Supply Agreement;
“Production Facility” means the production facility in KSA at which the Company shall manufacture the Products;
“Products” means polypropylene compounds manufactured using PP Resin and/or other polypropylene resins, the manufacture of which typically involves incorporation of additives and fillers (such as minerals, glass fibre, rubbers, etc.) and which are typically used in the manufacture of components for automotive, white goods, appliances, electrical/electronic and other applications;
“Project” means the planning and development of the Business and the Company as envisaged by the Transaction Documents and the SC Budget and Business Plan;
“Proposed Transaction” means the transaction contemplated by the Transaction Documents;
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the first day of that period;
“Registration Date” has the meaning given to it in Clause 4.1.8 (Steps);
“Regulatory Consent” means any approval, permission, order, authorisation and consent required from any Governmental Entity to implement the Proposed Transaction and to operate the Business;

“Relevant Notice” has the meaning given to it in Clause 22 (Terms and consequences of transfers of Shares);
“Relevant Shares” has the meaning given to it in Clause 22 (Terms and consequences of transfers of Shares);
“Relevant Time” has the meaning given to it in Clause 22 (Terms and consequences of transfers of Shares);
“Remaining Shareholder” has the meaning given to it in Clause 19.3.2 (Transfer to a third party);
“Representatives” has the meaning given to it in Clause 2.1 (Appointment to the Steering Committee);
“Resin Distribution Agreement” means the resin distribution agreement entered into between Natpet and A. Schulman Plastics BVBA on or about the date of this Agreement, for the distribution of polypropylene resins;
“Resin Supply Agreement” means the long term PP Resin supply agreement in the Agreed Terms to be entered into between Natpet and the Company on the Completion Date;
“Resolution Appointees” means the chief executive officers of the Shareholders’ respective Ultimate Parent Companies;
“Restricted Transferee” means in respect of a potential third party Offeror, a person: (i) whose personal or business reputation is such as would make it unacceptable as a business partner to the Remaining Shareholder (acting reasonably); (ii) who a person acting reasonably would consider to be of insufficient financial substance or standing in order to adhere to the terms of this Agreement; or (iii) who, either directly or indirectly, Controls any business which competes with the Remaining Shareholder or the Group;
“Right” has the meaning given to it in Clause 27.14 (Waiver);
“Rules” has the meaning given to it in Clause 27.5 (Arbitration);
“SAGIA“ means the Saudi Arabian General Investment Authority;
“SAR” means Saudi Arabian riyals, the lawful currency of KSA;
“Sale Shares” has the meaning given to it in Clause 20.3.2 (Default Notice (put/call option));
“Sales and Marketing Manager” means the sales and marketing manager of the Company from time to time;
“Saudi Companies Regulations” means the companies regulations in force in KSA issued by Royal Decree No. M/6 dated 22/02/1385 H (corresponding to 22/06/1965) as amended from time to time;
“Saudi GAAP” means the generally accepted accounting standards in force from time to time in KSA as issued and enforced by MOCI and the Saudi Organization of Certified Public Accountants;
“SC Budget and Business Plan” means the initial budget and business plan in the Agreed Terms and as may be amended from time to time pursuant to which the Steering Committee shall be allocated an initial budget of US$100,000 (one hundred thousand US Dollars) from which to operate in the period from the date of this Agreement until Completion;
“Schulman Guaranteed Obligations” means all of the obligations and liabilities of Schulman (and any of its Associated Companies which hold Shares) to Natpet (and any of its Associated Companies which hold Shares) under or pursuant to this Agreement;
“Schulman Trademark Licence” means the licensing agreement in the Agreed Terms to be entered into between the Company and Schulman on the Completion Date;
“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for US Dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced, or service ceases to be available, the Shareholders by mutual agreement may specify another page or service displaying the appropriate rate;
“Shareholder” means any holder of Shares from time to time having the benefit of this Agreement, including under the terms of a Deed of Adherence;
“Shareholder Reserved Matter” means any one of the matters listed in Schedule 2 (Shareholder Reserved Matters), and “Shareholder Reserved Matters” means all of them;
“Shares” means the shares of SAR 10 (ten Saudi Arabian Riyals) each in the share capital of the Company from time to time;
“Steering Committee” has the meaning given to it in Clause 2.1 (Appointment to the Steering Committee);
“Steps” has the meaning given to it in Clause 4.1 (Steps);
“Subscription Amount“ has the meaning given to it in Clause 4.1.5 (Steps);
“Surviving Provisions” means Clause 1 (Interpretation), Clause 22.5 (Waiver of rights of first refusal), Clause 25 (Confidentiality), Clauses 27.1 (Dispute resolution) to 27.5 (Arbitration) to 27.8 (Whole agreement and remedies), Clause 27.11 (No Partnership), Clause 27.13 (Survival of Rights, Duties and Obligations), Clause 27.18 (Invalidity/severance), Clause 27.20 (Costs), Clause 27.22 (Third Party Rights) and Clause 27.23 (Service of Process), together with any other provisions of this Agreement to the extent relevant to the interpretation or enforcement of such provisions;
“Tax” or “Taxation” means all forms of taxation and statutory, governmental, state, federal, provincial, local, governmental or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether in KSA or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs in relation thereto which, for the avoidance of doubt, shall also include Zakat;
“Tax Authority” means any taxing or other authority competent to impose or collect any Tax;
“Technology Transfer Agreement” means the technology transfer agreement in the Agreed Terms to be entered into between the Company and Schulman on the Completion Date;
“Third Party Finance” has the meaning given to it in Clause 18.1.3 (External finance);
“Third Party Offer” has the meaning given to it in Clause 19.3 (Transfer to a third party);

“Third Party Offer Price” has the meaning given to it in Clause 19.3.1(iii) (Transfer to a third party);
“Transaction Documents” means this Agreement, the Technology Transfer Agreement, the Marketing and Offtake Agreement, the Schulman Trademark Licence, the Natpet Trademark Licence and the Resin Supply Agreement;
“Transfer” means, in the context of Shares or any Interest in Shares, any of the following: (a) selling, assigning, transferring or otherwise disposing of, or granting any option over, any Shares or any Interest in Shares; (b) creating or permitting to subsist any Encumbrance over Shares or any Interest in Shares; (c) entering into any agreement in respect of the votes or any other rights attached to any Shares (including under this Agreement); or (d) renouncing or assigning any right to receive any Shares or any Interest in Shares;
“Transfer Date” has the meaning given to it in Clause 22.2.2 (Completion of transfer);
“Transferee” has the meaning given to it in Clause 19.2 (Transfer to Associated Companies permitted at any time);
“Transfer Notice” has the meaning given to it in Clause 19.3.2 (Transfer to a third party);
“Transferor” has the meaning given to it in Clause 19.2 (Transfer to Associated Companies permitted at any time);
“Transferring Shareholder” has the meaning given to it in Clause 19.3 (Transfer to a third party);
“Transfer Shares” has the meaning given to it in Clause 19.3 (Transfer to a third party);
“Ultimate Parent Company” means, in relation to Schulman and its Associated Companies, Schulman Parent and, in relation to Natpet and its Associated Companies, Natpet;
“undertaking” means a body corporate or partnership or an unincorporated association carrying on trade or a business with or without a view to profit;
“Unsuitable Director” means a Director that has been determined to have acted in material breach of the Laws or to have committed any serious criminal offence or material breach of any fiduciary or other duty in relation to the Group, in each case by a court of competent jurisdiction;
“US GAAP” means the generally accepted accounting principles in force from time to time in the United States of America as issued and enforced by the Financial Accounting Standards Board and the Securities and Exchange Commission;
“US$” or “US Dollar” means the lawful currency of the United States of America;
“Valuers” has the meaning given to it in Clause 20.6.2 (Determination of Open Market Value);
“Warning Notice” has the meaning given to it in Clause 21.2 (Deadlock Procedure); and
“Zakat” means the religious levy applicable in KSA in the form of a tax on individuals and entities incorporated in KSA applicable, in the case of entities incorporated in KSA, to the proportion of shareholders who are either Saudi nationals or nationals of the GCC Countries or entities owned by either Saudi nationals or nationals of the GCC Countries.

1.2	Singular, plural, gender
References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies
References to:

1.3.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company include any company, corporation or any body corporate, wherever incorporated.

1.4	References to subsidiaries and holding companies
A company is a “subsidiary” of another company, its “holding company”, if that other company, directly or indirectly, through one or more of its subsidiaries:

1.4.1	holds a majority of the voting rights in it;

1.4.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body; or

1.4.3	is a member or shareholder of it and controls alone, pursuant to an agreement with other members or shareholders, a majority of the voting rights in it.

1.5	Schedules etc.
References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts (if any) are to paragraphs and Parts of the Schedules.

1.6	Information
References to books, records or other information mean books, records or other information in any form, including paper, electronically stored data, magnetic media, film and microfilm.

1.7	Legal terms
References to any English legal term or other English term or concept relating to a company, its directors, shares and/or share capital shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.8	Headings
Headings shall be ignored in interpreting this Agreement.

1.9	Winding-up
References to the winding-up of a person include any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.10	Documents
References to any document or agreement include a reference to that document or agreement as varied, amended, supplemented, substituted, novated or assigned from time to time in accordance with this Agreement (as applicable).

1.11	Dates
References to dates are to dates in the Gregorian calendar.

1.12	Business Days
If any period provided for in this Agreement expires on a day which is not a Business Day, or any event or step is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or step shall be required to occur or be fulfilled, as the case may be, on the next succeeding Business Day.

1.13	Execution

1.13.1	The Parties have entered into, and agreed to be bound by, this Agreement on the date first above written.

1.13.2
Natpet and Schulman undertake to one another to procure the entry by the Company into a Deed of Adherence at Completion, by which the Company shall undertake to be bound by this Agreement with effect from Completion, whereupon the Company shall be deemed to be a Party.

PART B – STEERING COMMITTEE, INCORPORATION AND COMPLETION

2	Steering Committee

2.1	Appointment to the Steering Committee

2.1.1
Natpet and Schulman acknowledge and agree that a steering committee (the “Steering Committee”) shall be appointed having two representatives from each of Natpet and Schulman (the “Representatives”). Natpet and Schulman shall each appoint its respective Representatives by written notice to the other Party within 15 days from the date of this Agreement. In acting as a Representative, each Representative shall be doing so as an agent of the respective Party appointing him, and shall not be acting in any capacity as a fiduciary of or agent for the Company (pending its incorporation) and/or the other Parties.

2.1.2	Natpet and Schulman shall take reasonable steps to ensure that each of its Representatives is able to perform his duties competently.

2.1.3
A Representative may be removed from the Steering Committee at any time by notice in writing to the Steering Committee by the Party who appointed him, in which case the Party removing such Representative shall notify the other Party of the name, qualifications, experience and intended date of appointment of the person it proposes to nominate as a replacement Representative.

2.1.4	No Party shall have the right to object to the appointment of a Representative by another

Party.

2.2	Proceedings of the Steering Committee

2.2.1
The Steering Committee shall decide how often Steering Committee meetings shall take place, provided that they are held at least once each month unless a majority of the Representatives agrees otherwise. Meetings of the Steering Committee may be held by telephone or video conference, or by any other means as a majority of the Representatives shall agree.

2.2.2
At least seven days’ written notice by email, courier or fax shall be given to each of the Representatives of all Steering Committee meetings, together with a proposed agenda, in each case to the fax number, email address or premises set out in Schedule 3 (Notices) (or such other fax number, email address or premises as may be notified by a Representative to the other members of the Steering Committee for these purposes from time to time). Within three days of the date of receipt of such notice, any Representative may propose additional items for inclusion in the agenda together with a related resolution to be proposed at such Steering Committee meeting. At least three days prior to a meeting, a reasonably detailed agenda shall be given to each of the Representatives by email, courier or fax, which shall be accompanied by any relevant papers. The Steering Committee may appoint a secretary to, amongst other things, prepare any such notices, agendas and papers.

2.2.3
The quorum at a Steering Committee meeting shall be one Representative appointed by each of Natpet and Schulman. If a quorum is not present within 45 minutes of the time appointed for the meeting or ceases to be present, the Representative(s) present shall adjourn the Steering Committee meeting to a specified place and time not less than three days after the original date, and at that adjourned meeting the quorum for transacting business shall be one Representative appointed by each of Natpet and Schulman. Notice of an adjourned Steering Committee meeting shall be given to all the Representatives in writing by email, courier or fax.

2.3	Decisions taken by the Steering Committee

2.3.1
The Steering Committee shall operate on a consensual basis and require that any decisions which result in any expenditure in excess of US$10,000 (ten thousand US Dollars) be approved by the prior written consent of a Representative of each of Natpet and Schulman.

2.3.2
The Steering Committee shall not take any action in respect of the matters listed in Schedule 2 (Shareholder Reserved Matters) without the prior written consent of both Natpet and Schulman. In particular, the Steering Committee shall have no authority to (i) commit the Company to, or (ii) execute and/or enter into on behalf of the Company, in each case pending its incorporation, any material contract without the prior written consent of both Natpet and Schulman.

2.3.3	The Steering Committee shall provide Natpet and Schulman with sufficient information

(including voting recommendations) to enable them to make a reasonably informed decision in respect of any matter requiring their consent.

2.3.4
A series of related transactions shall be construed as a single transaction, and any amounts involved in the related transactions shall be aggregated, to determine whether a matter is a Shareholder Reserved Matter or requires the prior written consent of a Representative of each of Natpet and Schulman pursuant to Clause 2.3.1 (Decisions taken by the Steering Committee) above.

2.4	Costs

2.4.1
The Steering Committee shall not incur expenditure in excess of the amounts set out, or exceed the terms of reference provided, in the SC Budget and Business Plan without the prior written consent of both Natpet and Schulman. Natpet and Schulman each acknowledges and agrees that the SC Budget and Business Plan shall reflect the estimated cost of planning and developing the Project in the period between the date of this Agreement and Completion.

2.4.2
Each of Natpet and Schulman shall, as soon as reasonably practicable following execution of this Agreement, initially deposit US$50,000 (fifty thousand US Dollars) into a designated bank account in the name of Natpet to be allocated at the direction of the Steering Committee in accordance with the terms of Clauses 2.1 (Appointment to the Steering Committee) to 2.3 (Decisions taken by the Steering Committee). Natpet and Schulman agree that Natpet alone shall be entitled to operate such bank account subject to the terms of this Agreement.

2.4.3
The Steering Committee shall keep receipts and invoices for all costs incurred by Natpet (or any of its Associated Companies) and Schulman (or any of its Associated Companies) on behalf of the Company (pending its incorporation), including all government fees payable in connection with the filings with SAGIA and MOCI as required under Clause 3 (Incorporation), and shall provide to each of Natpet and Schulman, on a monthly basis (and with a final breakdown to be provided within 30 days of the Completion Date), a breakdown of all such costs incurred, with a reasonable level of detail as to the nature of the costs so incurred.

2.4.4
Third party costs and incremental cash costs (the “Development Costs”) incurred in accordance with the SC Budget and Business Plan by Natpet or Schulman (or any of their respective Associated companies) on behalf of the Company (pending its incorporation) and at the direction of the Steering Committee shall be shared between Natpet and Schulman equally, and shall promptly, and in any event within 30 days, following the Completion Date, together with any unspent contributions of Natpet and Schulman to the amounts provided for in the SC Budget and Business Plan, be reimbursed by the Company to Natpet and Schulman in proportion to their respective contributions to the amounts provided for in the SC Budget and Business Plan. Internal costs (such as the time spent by employees of any Party in relation to the Steering Committee) shall be for the account of the Party incurring the costs, and shall not be so reimbursed following Completion.

2.4.5
If Completion does not occur and this Agreement is terminated in accordance with its terms, the Development Costs already incurred shall not be refundable and shall be borne equally by Natpet and Schulman each at their own respective risk, provided that any unspent contributions of Natpet and Schulman to the amounts provided for in the SC Budget and

Business Plan shall be refunded to Natpet and Schulman in proportion to their respective contributions.

2.5	Powers and duties of the Steering Committee
Subject to Clause 2.2 (Proceedings of the Steering Committee) and Clause 2.4 (Costs), the Steering Committee shall be responsible for supervising and overseeing the planning, development and implementation of the Project from the date of this Agreement until Completion in accordance with the SC Budget and Business Plan, including (but not limited to):

2.5.1	finalising construction and equipment supply arrangements for the Production Facility;

2.5.2	proposing and negotiating third party financing for the Project (including from banks or government investment bodies and other soft loan institutions);

2.5.3	finalising drafts of the First Budget and the First Business Plan for approval by the Shareholders and adoption by the Company at Completion;

2.5.4	finalising a draft of the Articles for approval by the Shareholders in accordance with Clause 4.4.2 (Pre-Completion undertakings);

2.5.5	proposing for agreement by the Parties such amendments to the Funding Schedule as may be reasonably required:

(i)	to reflect the First Budget and First Business Plan to be adopted by the Company at Completion; and

(ii)	from time to time by any third party finance provider (including banks or government investment bodies and other soft loan institutions);

2.5.6	finalising land and utilities arrangements for the Production Facility for approval by the Shareholders and adoption by the Company on or following Completion;

2.5.7
agreeing the job specifications and duties of the General Manager, the Finance Manager, the Sales and Marketing Manager and the Operations Manager, and their respective reporting lines and authorisations;

2.5.8	agreeing the identity of the authorised signatories and limits of relevant bank mandates of the Company’s bank account with effect from incorporation of the Company; and

2.5.9	agreeing the key performance indicators required to be reported pursuant to Clause 7.2.1(i) (Information) (the “KPIs”).

2.6	Delegation
The Steering Committee may delegate such of its powers and duties to any of the Representatives as it deems appropriate, provided that the Steering Committee and the Representatives shall at all times comply with the provisions of this Clause 2 (Steering Committee).

2.7	Duration of Steering Committee
On incorporation of the Company, the Steering Committee shall (unless the Shareholders agree otherwise) cease to exist and the Board shall be responsible for those matters set out in Clause 2.5 (Powers and duties of the Steering Committee), provided that the Steering Committee shall continue to assist the Board if requested by the Board to do so, with a view to ensuring continuity and successful implementation of the Project.

3	Incorporation

3.1	Incorporation of the Company

3.1.1
As soon as reasonably practicable following execution of this Agreement, Schulman and Natpet shall incorporate the Company as a limited liability company in accordance with the Laws of KSA and the terms of this Agreement, with the name “Natpet-Schulman Engineering Plastic Compounds” or such other name as may be agreed in writing by Natpet and Schulman and approved by the competent authorities in KSA, and with its registered office and its head office in Jeddah, KSA. For these purposes, each of Natpet and Schulman agrees that it shall:

(i)	as soon as reasonably practicable following execution of this Agreement, take such steps as are necessary to incorporate the Company in accordance with this Agreement; and

(ii)
take all such actions and give all such cooperation and assistance as may be required in connection with the performance of the obligations under Clause 3.1.1(i) and Clause 3.1.2 (Incorporation of the Company), including assisting with the requirements of any Governmental Entity in KSA (including, without limitation, SAGIA and MOCI) in order to incorporate the Company and obtain all Regulatory Consents.

3.1.2	In complying with this Clause 3 (Incorporation) and with Clause 4 (Pre-Completion Steps):

(i)
Schulman shall take the lead regarding the application for a Foreign Investment Licence and its submission to SAGIA. The Parties shall cooperate in good faith in the preparation of the Articles and their submission to MOCI (and to agree any modifications of the draft Articles as may be lawfully required by MOCI) and otherwise in taking all such other steps as may be required to satisfy Clause 3.1.1 (Incorporation of the Company) and, to the extent practicable, shall keep each other fully and promptly updated as to the status of incorporation; and

(ii)	each of Natpet and Schulman shall provide the other with copies of all documents submitted to or received from any Governmental Entity in connection therewith.

3.2	Share capital of the Company
The initial share capital of the Company shall be SAR 106,000,000 (one hundred and six million Saudi Arabian Riyals) divided into 10,600,000 (ten million six hundred thousand) Shares, with Natpet and Schulman each subscribing for 50 per cent. of the Shares.

4	Pre-Completion Steps

4.1	Steps
Without prejudice to the provisions of Clause 3 (Incorporation), the Parties agree that the following steps (the “Steps”) will be required, and shall be taken, in order to incorporate the Company:

4.1.1	submission to SAGIA by Schulman of an application for a Foreign Investment Licence (together with all required supporting documents);

4.1.2	submission of draft Articles (in the Agreed Terms) to MOCI for their review;

4.1.3	submission of final Articles (in the Agreed Terms) to MOCI, reflecting any changes agreed between MOCI and the Parties, for attestation by MOCI;

4.1.4	notarisation of the Articles (in the Agreed Terms and as approved by MOCI) by a duly authorised notary in KSA, for subsequent publication by MOCI in the Official Gazette of KSA;

4.1.5
payment by each of Natpet and Schulman of 50 per cent. of the total subscription amount of SAR 106,000,000 (one hundred and six million Saudi Arabian Riyals) (each Shareholder’s respective portion, its “Subscription Amount”) in advance of and in consideration for the allotment and issue of the Shares to Natpet and Schulman by the Company as required by the Laws, such amounts to be paid by electronic transfer into a bank account of the Company in KSA;

4.1.6	obtaining of a bank certificate confirming the payment by Natpet and Schulman of their Subscription Amounts, and submission of such certificate to MOCI;

4.1.7	together with submission of the bank certificate described above, submission of any further documents, including passport details of proposed Directors, as may be requested by MOCI;

4.1.8
the appointment of the Chairman in accordance with Clause 12 (Chairman) and the Directors in accordance with Clause 10 (Appointment of Directors), with each such appointment to take effect from the date on which a certificate of registration with respect to the Company is issued by MOCI (the date on which such certificate of registration is issued being the “Registration Date”); and

4.1.9
taking any other actions and giving all such cooperation and assistance as may be requested or required in connection with any of the Steps and/or by any Governmental Entity in KSA in order to incorporate the Company.

4.2	Endeavours to complete Steps
The Parties shall use all reasonable endeavours to ensure (so far as each of them is legally able) that each of the Steps is taken and all Regulatory Consents are obtained as soon as possible, and in any event before the date which is nine months following the date of this Agreement (or such later date as Natpet and Schulman may agree in writing).

4.3	Non-completion
If Completion has not occurred and/or the Regulatory Consents have not been obtained before the date which is 15 months following the date of this Agreement (or such later date as Natpet and Schulman may agree in writing), either Natpet or Schulman may terminate this Agreement by written notice to the other, such termination to take effect on the date of receipt of such notice by Natpet or Schulman. In such event, no Party shall have any claims against the other Parties under this Agreement except for any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

4.4	Pre-Completion undertakings

4.4.1
Prior to Completion, the Parties undertake to inform one another as soon as reasonably practicable upon the occurrence of an event that could reasonably be expected to have a material adverse effect on the Business, or on their abilities to perform their respective obligations to pay the Subscription Amount as set out in Clause 4.1.5 (Steps).

4.4.2
The Parties shall use their best efforts to agree and finalise the draft Articles for submission to MOCI in accordance with Clause 4.1 (Steps) as soon as possible, and in any event before the date which is one month after the date of this Agreement.

4.4.3
The Parties shall use their best efforts to agree and finalise the First Budget and the First Business Plan (so that they are each in the Agreed Terms) as soon as possible after the date of this Agreement, and in any event on or prior to the Completion Date.

5	Completion

5.1
Completion shall take place at the offices of Natpet in Jeddah (or at such other location as Natpet and Schulman may agree) as soon as reasonably practicable following the Registration Date, and in any event no later than the date that is 10 Business Days following the Registration Date (the “Completion Date”). The events set out in Clause 5.2 (Completion) shall take place on the Completion Date in such order as Natpet and Schulman may agree.

5.2	On the Completion Date, the Parties shall cause, and shall procure that the Directors appointed by them shall cause:

5.2.1	the following documents to be entered into, together with any other ancillary agreements in the Agreed Terms to the extent not entered into on the date of execution of this Agreement:

(i)	the Marketing and Offtake Agreement;

(ii)	the Technology Transfer Agreement;

(iii)	the Schulman Trademark Licence;

(iv)	the Natpet Trademark Licence; and

(v)	the Resin Supply Agreement;

5.2.2	the Company to:

(i)	adopt 31 December as the Company’s accounting reference date;

(ii)	appoint the Auditors;

(iii)	enter into the Transaction Documents, to which it is, or is to be, a party (including, for the avoidance of doubt, this Agreement); and

(iv)	approve and adopt the First Budget and the First Business Plan,
(together, “Completion”).

5.3
If either Shareholder (the first party) fails or is unable to comply with any of its obligations under Clauses 4.1.5 (Steps) and 5.2 (Completion), the other Shareholder need not perform any of its obligations under those Clauses until the first party complies with its obligations and may by written notice to the first party require the first party to comply with its obligations under those Clauses as soon as possible. Immediately following the delivery of such a notice, the Shareholders shall refer the matter to the President of Natpet (in the case of Natpet) and the regional chief operating officer for Europe of Schulman Parent (in the case of Schulman) for a period of 30 days in which such persons shall seek to resolve the matter in order to carry out the intended purpose of this Agreement.

PART C – BUSINESS, CONDUCT AND OPERATIONS OF THE COMPANY

6	The Business

6.1	General

6.1.1
The Shareholders agree that their respective rights and obligations in relation to the Company shall be regulated by this Agreement and the Articles. The Shareholders agree to comply with the provisions of this Agreement and all provisions of the Articles which relate to them and that such provisions of the Agreement and Articles shall be enforceable by the Shareholders between themselves in whatever capacity.

6.1.2	The Shareholders shall (so far as they are lawfully able) use reasonable endeavours to procure that the Company (and any of its Group Companies):

(i)	complies with all of its obligations under this Agreement and the Articles; and

(ii)	assumes and is able to enjoy the benefit of the rights under this Agreement which are expressed to apply to the Company (and any Group Companies).

6.2	Operations

6.2.1
As long as Natpet and Schulman (or their respective Associated Companies) hold Shares, the operating name of the Company shall include the words “Natpet” and “Schulman” and shall be otherwise as agreed by the Parties. The Company shall have the right to use the names “Natpet” and “Schulman” on the terms set out in the Natpet Trademark Licence and the Schulman Trademark Licence (respectively).

6.2.2
The Parties agree and acknowledge their intention that, subject to the provisions of this Clause 6.2.2, the Company’s financial results will be partially consolidated with Natpet and Schulman (and/or their respective Associated Companies). The Parties agree to take such steps as may be reasonably necessary to assist in effecting such partial consolidation, including a Transfer of Shares by Schulman (or an Associated Company of Schulman) in accordance with Clause 19.2 (Transfer to Associated Companies permitted at any time), at all times subject to the Parties’ proper protection of their interests in the Company.

6.2.3	The initial funding of the Company shall be as set out in the Funding Schedule.

6.3	Business

6.3.1	The business of the Group shall be to manufacture and sell the Products and to perform all ancillary tasks relating thereto (the “Business”) in accordance with the Business Plan and the Budget from time to time in force.

6.3.2	The Parties agree that the business of the Group shall be confined to the Business, except as may be otherwise agreed by the Shareholders in accordance with this Agreement.

7	Budgets and financial information

7.1	Accounting Principles
Subject to Clause 15 (Shareholder Reserved Matters) and save as otherwise agreed by the Shareholders, the Board shall prepare the Company’s and the Group’s consolidated financial statements in accordance with Saudi GAAP and US GAAP.

7.2	Information

7.2.1	The Shareholders agree and shall procure that the Company shall prepare and shall supply each of them with:

(i)
monthly management accounts which shall include a report on performance against the KPIs, a consolidated profit and loss account, a balance sheet and a cash flow statement (including a statement of progress against the relevant Budget, a statement of any variation from the Budget and up-to-date forecasts for the remainder of the relevant Financial Year and itemising all capital transactions referred to in the Budget entered into by each principal division of the Company during that period);

(ii)	quarterly forecasts of financial performance for the relevant financial year;

(iii)	a monthly sales report;

(iv)	a monthly cash report (including a cash forecast report for the following three months);

(v)	a weekly production and productivity report; and

(vi)	such other information as a Shareholder may reasonably require relating to the Business or financial condition of the Company or of any Group Company within a reasonable period.

7.2.2
Subject to Clause 25 (Confidentiality), a Shareholder may, at its own expense, at all reasonable times, inspect and make copies of any books, records, accounts and documents relating to the Business and the affairs of the Group, and the Company and each Group Company, as applicable, shall provide such Shareholder with all reasonable assistance in connection therewith.

7.3	Approval of Budgets and Business Plans

7.3.1
Except for the First Budget and the First Business Plan which shall be agreed in accordance with Clause 4.4.3 (Pre-Completion Undertakings) and approved and adopted on Completion Date, each annual draft Budget and Business Plan shall be submitted to the Shareholders for approval as a Shareholder Reserved Matter. The Shareholders shall have 30 days from the date they receive such Budget and Business Plan respectively to decide whether or not to approve them in accordance with Clause 15 (Shareholder Reserved Matters), subject to such amendments as they agree as a Shareholder Reserved Matter to be appropriate.

7.3.2
If in any year a draft Budget or Business Plan is not approved, the prior year’s Budget or Business Plan, as appropriate, adjusted for inflation, shall continue to apply unless and until a new Budget or Business Plan, as appropriate, is approved by the Shareholders, save that no capital expenditure referred to in any prior Budget or Business Plan shall apply and any items of capital expenditure must be approved as a Shareholder Reserved Matter. For the purposes of this Clause 7.3.2, “capital expenditure” shall not include expenditure in connection with maintenance of the Production Facility incurred in the ordinary course of business.

8	Tax

8.1
Subject to Clause 8.2 below, each Shareholder (and any of its Associated Companies) shall be liable for its own Tax with respect to its share of the Company’s profits, distributions, dividends and any other payments received by it from the Company and, to the extent required by the Laws, any such Tax shall be paid by the Company to the relevant Tax Authority and recovered or deducted, as the case may be, from any payments to the relevant Shareholder (or Associated Company).

8.2	For the purposes of this Clause 8 (Tax) each Shareholder's respective "share of the Company's profits" shall be proportional to its holding of Shares and:

8.2.1
in the case of a Shareholder who is not a KSA national (for the purposes of the Laws of KSA and in the opinion of the relevant Tax Authority), such pre-Tax share of the Company's profits shall be subject to Tax at the rate applicable to Shareholders who are non-KSA nationals, for which the Company shall make payment to the relevant Tax Authority on that Shareholder’s account; and

8.2.2
in the case of a Shareholder who is a KSA national (for the purposes of the Laws of KSA and in the opinion of the relevant Tax Authority), such pre-Tax share of the Company's profits shall be subject to Tax at the rate applicable to Shareholders who are KSA nationals, for which the Company shall make payment to the relevant Tax Authority on that Shareholder’s account, and each Shareholder's respective share of the Company's post-Tax profits shall be calculated accordingly.
PART D – GOVERNANCE

9	Powers and duties of the Board of Directors

9.1	The Board shall be responsible for overseeing the overall day to day management of the Business of the Group:

9.1.1	in accordance with the Business Plan and the Budget from time to time in force; and

9.1.2	in the interests of the Shareholders collectively so as to maximise the Company’s equity value, without regard to the individual interests of either of the Shareholders,

provided that the Board shall not take any decision in relation to any of the Shareholder Reserved Matters without the prior approval of the Shareholders in accordance with Clause 15 (Shareholder Reserved Matters).

9.2	The Board shall be responsible for:

9.2.1	submitting the Business Plan and the Budget to the Shareholders for approval; and

9.2.2	those matters for which it is required to assume responsibility pursuant to Clause 2.7 (Duration of Steering Committee).

9.3	Without limiting Clause 9.1 (Powers and duties of the Board of Directors), the Board shall (among other things) ensure that:

9.3.1	the Company is managed as an autonomous and competitive business entity;

9.3.2
the Production Facility is constructed and operated in conformity with efficient and safe practices and generally accepted international standards (including, for the avoidance of doubt, applicable local and international insurance standards and requirements); and

9.3.3
the Company maintains its accounts, books and records in English, save where otherwise required by the Laws of KSA (in which case the Company shall maintain such accounts, books and records in Arabic, and a Shareholder shall have the right to require that such accounts, books and records be translated, at the Company’s expense, into English).

10	Appointment of Directors

10.1	Number of appointees
Each Shareholder may appoint three Directors to the Board.

10.2	Competency of proposed Directors

10.2.1	Where a Shareholder is entitled to appoint a new Director in accordance with this Agreement or the Articles it shall:

(i)	take reasonable steps to ensure that its nominee is able to perform their duties competently; and

(ii)
at least 14 days prior to the intended date of an appointment (to the extent reasonably practicable), notify the other Shareholder of the name, qualifications, experience and intended date of appointment of the person it intends to nominate as a Director.

10.2.2	Save in respect of an Unsuitable Director, neither Shareholder shall have the right to object to the appointment of a Director by the other Shareholder.

11	Removal of Directors

11.1	A Director:

11.1.1	may be removed as a director of the Company at any time by notice in writing to the Company by the Shareholder who appointed him; or

11.1.2	shall be promptly removed as a director of the Company where such a Director is or becomes an Unsuitable Director, by notice in writing to the Company from the Shareholder who appointed him, and in either such event the Shareholders shall promptly remove such Director from his position(s) and the Shareholder that appointed such Director shall promptly appoint another Director in his place in accordance with Clause 10 (Appointment of Directors) and the Articles.

11.2
To ensure compliance with the terms of Clause 10 (Appointment of Directors) and this Clause 11 (Removal of Directors), each Shareholder agrees to vote its Shares in the Company, and ensure, so far as it is lawfully able, that its respective appointed Directors shall exercise their voting rights, in such a manner as shall result in the appointment or removal of the appointees of the other Shareholder to the Board in accordance with such Clauses.

11.3
A Shareholder whose appointee has either been removed or has resigned as a Director shall fully indemnify and hold harmless the other Shareholder and the Group against all Losses incurred by the other Shareholder and/or the Group in respect of any claim made by the Director as a direct result of the removal or resignation of such Director.

12	Chairman

12.1
The Chairman shall chair all meetings of the Board but shall not have a casting vote. The Chairman shall ensure that all relevant papers for any Board meeting are properly circulated in advance and that all such Board meetings are quorate.

12.2	Natpet shall nominate the Chairman (and his successors) from one of its appointed Directors.

12.3
Board meetings shall be chaired by the Chairman. If the Chairman is not present at any Board meeting, the Directors appointed by Natpet who are present at the meeting may appoint any one of their number to act as Chairman for the purpose of the meeting.

13	Board meetings

13.1	Frequency
The Board shall decide how often Board meetings shall take place provided that:

13.1.1	they are held at least four times a year and at not more than three-monthly intervals unless a majority of the Directors agree otherwise; and

13.1.2	any Director may convene a Board meeting at any time in accordance with Clause 13.2 (Notice/agenda).

13.2	Notice/agenda

13.2.1	At least 21 days’ written notice by email, courier or fax shall be given to each of the Directors of all Board meetings, except where a Board meeting is adjourned under Clause 13.3 (Quorum).

13.2.2	Within 10 days of the date of receipt of such notice, any Shareholder or Director may, by written notice to each of the (other) Directors, propose an item for inclusion in the agenda together with a related resolution to be proposed at such Board meeting.

13.2.3	At least five days prior to a meeting, a reasonably detailed agenda shall be given to each of the Directors by email, courier or fax, which shall be accompanied by any relevant papers.

13.3	Quorum
The quorum at a Board meeting shall be one Director appointed by each of the Shareholders. If a quorum is not present within 45 minutes of the time appointed for the meeting or if, during the meeting, a quorum ceases to be present, the Director(s) present shall adjourn the Board meeting to a specified place and time not less than three days after the original date, and at that first adjourned meeting the quorum for transacting business shall be one Director appointed by each of the Shareholders. If that quorum is not present within 45 minutes from the time when the first adjourned meeting was specified to begin or if, during that meeting, that quorum ceases to be present, the meeting shall be adjourned for one day, and at that second adjourned meeting the quorum for transacting business shall be one Director appointed by each of the Shareholders. If that quorum is not present within 45 minutes from the time when the second adjourned meeting was specified to begin or if, during that meeting, that quorum ceases to be present, the meeting shall be adjourned for one day, and at that third adjourned meeting the quorum for transacting business shall be any two Directors. Board meetings may be held by telephone or video conference. Notice of an adjourned Board meeting shall be given to all the Directors in writing by email, courier or fax.

13.4	Voting
Subject to Clause 15.5 (Shareholder Reserved Matters), at any Board meeting each Director shall have one vote and decisions at Board meetings shall be taken by a simple majority of the votes except that no resolution of the Board shall be passed unless at least one Director appointed by each of the Shareholders has voted in favour of such resolution, unless the Directors appointed by a Defaulting Shareholder (as set out in Clause 15.5 (Shareholder Reserved Matters)) are voting or refusing to vote in such a way as to frustrate the exercise of the Enforcing Shareholder’s Rights pursuant to Clause 15.5 (Shareholder Reserved Matters).

13.5	Place
Subject to Clause 13.3 (Quorum), each Shareholder shall take all reasonable measures to procure that all of its respective appointed Directors shall be physically present at the Company’s head office for at least two designated Board meetings in each Financial Year (unless all the Directors agree otherwise).

13.6	Disclosure by Directors
Subject to any legal or regulatory restrictions applicable to the Company, each of the Directors is hereby authorised to disclose all information available to him as a Director to the Shareholder that appointed him as a Director.

14	Committees

14.1	The Board may constitute committees, whose membership may include, by invitation, representatives of the Shareholders and other professional advisers.

14.2	The voting and quorum for Board committee meetings shall be the same as for Board meetings, except as determined otherwise by the Board.

15	Shareholder Reserved Matters

15.1	Shareholders’ meetings shall be governed by this Agreement, the Articles and the Laws of KSA.

15.2
The Shareholders shall procure, as far as they are lawfully able, that no action is taken or resolution passed by the Company or any Group Company, and the Company shall not take, and shall procure that no Group Company shall take, any action in respect of the matters listed in Schedule 2 (Shareholder Reserved Matters), without the prior written consent of both the Shareholders. Unless required by the Laws of KSA, such matters do not need to be approved by the Shareholders in a general meeting.

15.3
The Board shall provide the Shareholders with sufficient information (including voting recommendations) to enable them to make a reasonably informed decision in respect of any Shareholder Reserved Matter requiring their consent.

15.4
A series of related transactions shall be construed as a single transaction, and any amounts involved in the related transactions shall be aggregated, to determine whether a matter is a Shareholder Reserved Matter.

15.5
The Shareholders acknowledge and agree that should either Shareholder (the “Enforcing Shareholder”) wish the Company to enforce any of its rights under a Transaction Document to which neither the Enforcing Shareholder nor any of its Associated Companies is party, against the other Shareholder or any of its Associated Companies (the “Defaulting Shareholder”):

15.5.1
the Enforcing Shareholder shall be entitled to require the Company to take any action required to enforce such rights, including by commencing proceedings against the Defaulting Shareholder (or its relevant Associated Company);

15.5.2	Board approval of such action by the Company shall not require the affirmative vote of any Director appointed by the Defaulting Shareholder; and

15.5.3
each of the Shareholders shall use its respective powers, including voting Shares owned by it and instructing the Directors appointed by it to vote in such a way as, to ensure, so far as it is legally able, that (notwithstanding any other provision of this Agreement) the Company takes any such action required of it by the Enforcing Shareholder.

16	Management team

16.1	Appointment of Managers
Each Manager shall be nominated by the Shareholders jointly.

16.2	Competency of proposed nominees
Each of the Shareholders and the Company shall:

16.2.1	take reasonable steps to ensure that each Manager is able to perform their duties competently; and

16.2.2
if proposing a new Manager for appointment by the Shareholders jointly in accordance with this Clause 16 (Management team), at least 30 days prior to the intended date of appointment of such person (to the extent reasonably practicable), notify the other Shareholder and the Board of the name, qualifications and experience of the person it intends to propose.

16.3	Manager Development

16.3.1
The Company shall seek to develop talent locally in KSA to ultimately occupy key positions of the Company’s management (including as Managers) within five years following Completion provided, however, that the Company shall not be prevented from conducting an external international recruitment search to fill any positions in the Company (including for Managers).

16.3.2	The Parties hereby acknowledge and agree their joint intention that the Company shall, as far as reasonably possible, comply with the requirements of the Nitaqat Program.

16.4	Employment relationship

16.4.1	Each Manager shall be an employee of the Group and may also be an employee or officer of other members of the Group.

16.4.2	Before a Manager commences his appointment, the Company shall enter into a service contract with him which shall include provisions on remuneration, confidentiality, non-competition and termination.

16.4.3	Each Manager shall devote the whole of his professional time, attention and abilities to the Business.
PART E – COMPANY FINANCE

17	Distributions

17.1
The Auditors shall be instructed to report to the Board at the expense of the Company the amount of profits available for distribution by the Company at the same time as they sign their report on the Audited Accounts.

17.2
Subject to any requirements under the Laws, application of profits for the Group’s debt-service obligations, any applicable lender restrictions, Tax (as calculated in accordance with Clause 8 (Tax)), the business and working capital needs of the Company as per the then current Business Plan, and to the prior approval of the Shareholders in accordance with Clause 15 (Shareholder Reserved Matters), the Company shall distribute to the Shareholders all of the Company’s profits lawfully available for distribution in each Financial Year, provided that each Shareholder’s respective share of the Company’s post-Tax profits shall have been calculated in accordance with Clause 8 (Tax) and distributed accordingly.

18	Additional finance for the Company

18.1	External finance

18.1.1	The Shareholders agree and acknowledge that it is their understanding, as at the date of this Agreement, that the Company will require additional funding of up to SAR 38 million (thirty eight million Saudi Arabian Riyals) for the second phase of the Project and that, subject to their assessment of (i) the feasibility of providing additional funding by way of Shareholder contributions, and (ii) the availability of potential sources of additional finance, in each case at the time such funding is required, such additional funding may be contributed by the Shareholders by way of shareholder loan or by way of subscriptions in cash for fully paid Shares in proportion to each Shareholder’s then holding of Shares (and otherwise in accordance with the Funding Schedule).

18.1.2
Subject to Clause 18.1.1 above, unless otherwise mutually agreed, the Shareholders shall not be obliged to provide any further capital to the Company either by way of subscription for Shares or loan notes or by advancing loans, or otherwise. In the event that the Shareholders agree to provide any further capital, it is envisaged that the amount to be contributed by each Shareholder shall be pro rata to each Shareholder’s then holding of Shares.

18.1.3
If the Board determines that the Company requires additional finance, it shall borrow the amount required from such third parties as it considers suitable (which may include arranging a facility with a bank, with the remainder from soft loans provided by government investment bodies and/or other soft loan institutions) on the best terms reasonably available on the open market (the “Third Party Finance”). The Third Party Finance shall not confer any right on the lender to participate in the share capital of the Company unless the Shareholders agree otherwise in accordance with Clause 15 (Shareholder Reserved Matters).

PART F – EXIT

19	Transfers

19.1	General prohibition on disposal of Shares
Save as permitted by Clause 19.2 (Transfer to Associated Companies permitted at any time) or as required under Clause 20 (Default) or Clause 21 (Deadlock), as applicable, a Shareholder may not Transfer any of its Shares or Interest in Shares to any person (i) prior to the fifth anniversary of the Operational Date without the prior written consent of the other Shareholder, and (ii) after the fifth anniversary of the Operational Date unless permitted under Clause 19.3 (Transfer to a third party), provided that a Shareholder may not at any time Transfer any Shares to a Restricted Transferee.

19.2	Transfer to Associated Companies permitted at any time
A Shareholder (the “Transferor”) may at any time Transfer all (but not a part) of its Shares and Interest in Shares to an Associated Company (the “Transferee”) on giving prior written notice to the other Shareholder, copied to the Company provided that:

19.2.1
the Transferor (but not a subsequent transferor in a series of transfers to Associated Companies) shall, at its option, either (i) remain a Party, in which case it shall (in consideration of the entry by the other Parties into this Agreement) unconditionally and irrevocably guarantee to the other Shareholder the due and punctual performance by the Transferee of all its obligations, commitments and undertakings under or pursuant to this Agreement, or (ii) procure its substitution as a Party by its Ultimate Parent Company, provided that the

Ultimate Parent Company agrees to unconditionally and irrevocably guarantee to the other Shareholder the due and punctual performance by the Transferee of all its obligations, commitments and undertakings under or pursuant to this Agreement, and the Transferor shall be released from its obligations as a Shareholder under this Agreement; and

19.2.2
the Transferee shall, and the Transferor shall procure that the Transferee shall, retransfer its Shares to the Transferor or another Associated Company of that Transferor prior to ceasing to be an Associated Company of the Transferor or the Transferor’s Ultimate Parent Company, as the case may be.

Each Shareholder shall do all things necessary to effect a transfer undertaken pursuant to and in compliance with this Clause 19.2 and agrees to waive all rights under the Laws to object to or interfere with such a transfer.

19.3	Transfer to a third party

19.3.1
Unless approved in writing by all other Shareholders, a Shareholder may not at any time transfer a part of its Shares or a part of its Interest in Shares. A Shareholder (the “Transferring Shareholder”) may Transfer all of its Shares and all of its Interest in Shares (the “Transfer Shares”) only if it receives an offer for such Transfer Shares (the “Third Party Offer”) from a bona fide third party which is not a Restricted Transferee (the “Offeror”) which:

(i)	is for all (and not just a part) of the Shares of the Transferring Shareholder;

(ii)
is irrevocable for a period of 60 days and unconditional (other than in respect of the rights of the Remaining Shareholder pursuant to this Clause 19 and any consent or approval from a Governmental Entity or, with respect to a Shareholder (or its Ultimate Parent Company) which is listed on a recognised stock exchange, any approval from its shareholders, in each case which may be required);

(iii)	states the price of the Third Party Offer which shall be for cash consideration (the “Third Party Offer Price”); and

(iv)	contains all material terms and conditions (including the intended completion date) of the offer.

19.3.2
Within 14 days of receiving a Third Party Offer which it wishes to accept, a Transferring Shareholder shall issue a written notice (the “Transfer Notice”) to the other Shareholder (the “Remaining Shareholder”), copied to the Company, containing notification of the Third Party Offer (including the name of the Offeror, the price offered for the Transfer Shares and all material terms and conditions of the Third Party Offer) and:

(i)	an offer to sell the Transfer Shares to the Remaining Shareholder (the “Offer”) at the same cash price and on no less favourable terms than those set out in the Third Party Offer; and

(ii)	confirmation that:

(a)	the Board shall be the agent of the Transferring Shareholder for the sale of the Transfer Shares; and

(b)	the Remaining Shareholder may elect to proceed in accordance with one of the options in Clause 19.3.3 below.

19.3.3	A Remaining Shareholder that receives a Transfer Notice shall do one of the following:

(i)	accept the offer to buy the Transfer Shares at the Third Party Offer Price, in which case:

(a)
before the expiry of the Acceptance Period (the “Expiry Date”), it shall send a written notice to the Transferring Shareholder accepting the Offer (the “Acceptance Notice”). An Acceptance Notice once issued by the Remaining Shareholder to acquire the Transfer Shares shall, save in respect of failure to obtain the waiver or satisfaction of any consent or approval from a Governmental Entity or, with respect to a Shareholder (or its Ultimate Parent Company) which is listed on a recognised stock exchange, any approval from its shareholders, in each case which may be required, be irrevocable; and

(b)	the transfer of the Transfer Shares to the Remaining Shareholder shall be completed in accordance with Clause 22 (Terms and consequences of transfers of Shares); or

(ii)	elect not to take up the Offer, in which case:

(a)
it may either send a written notice to the Transferring Shareholder within the Acceptance Period declining the Offer, or do nothing in which case it shall be deemed to have declined the Offer after expiry of the Acceptance Period; and

(b)
the Transferring Shareholder shall then be free to accept the Third Party Offer and sell the Transfer Shares to the Offeror within one month of the Expiry Date at no less than the Third Party Offer Price and on terms being no more favourable than those in the Transfer Notice, provided that the Offeror agrees to enter into a Deed of Adherence in the form required by this Agreement, a copy of which shall be provided to him prior to the transfer and, if so requested by the Remaining Shareholder, provide a parent company guarantee in respect of its obligations under this Agreement.

19.3.4
If a Transferring Shareholder or the Remaining Shareholder does not comply with its sale or purchase obligations in this Clause 19, then the provisions of Clause 22 (Terms and consequences of transfers of Shares) shall apply.

19.3.5
If the Offeror fails to acquire the Transfer Shares in accordance with this Clause 19.3 then the procedures set out in this Clause 19 shall be complied with in full in respect of each new or revised offer, whether by the same Offeror or not.

20	Default

20.1	Event of Default
If:

20.1.1	a Shareholder or any Associated Company of such Shareholder or its Ultimate Parent

Company (as the case may be) commits a Material Breach;

20.1.2
a Shareholder or any direct or indirect holding company of such Shareholder (which for the avoidance of doubt includes its Ultimate Parent Company), as the case may be, is subject to an Insolvency Event; or

20.1.3
a Shareholder or any direct or indirect holding company of such Shareholder (excluding its Ultimate Parent Company) is subject to any Change of Control, save where the Ultimate Parent Company of such Shareholder continues to exercise Control of the relevant Shareholder following such Change of Control, then the Shareholder shall be deemed to have committed or suffered an “Event of Default”.

20.2	Notice of Default
If an Event of Default occurs, or a Material Breach is alleged, the Shareholder who commits or suffers an Event of Default or against whom the Material Breach is alleged (the “Defaulting Shareholder”) shall notify the other Shareholder (the “Non-defaulting Shareholder”) as soon as reasonably practicable.

20.3	Default Notice (put/call option)
Following an Event of Default, the Non-defaulting Shareholder may:

20.3.1
with respect to an Event of Default arising due to a Material Breach, provided that such Material Breach is either not capable of remedy or, if it is capable of remedy, remains unremedied as at the date the Non-defaulting Shareholder seeks to exercise its rights under this Clause 20.3.1, give written notice within 21 days following expiry of the 15 day period referred to in Clause 27.4 (Resolution of Material Breach); or

20.3.2
with respect to a Change of Control or Insolvency Event, give written notice within 60 days of receiving notification of a Change of Control or Insolvency Event or of it becoming aware of the Change of Control or Insolvency Event,

(each a “Default Notice”) requiring the Defaulting Shareholder, either:

(i)	to sell all of the Shares held by the Defaulting Shareholder (the “Sale Shares”) to the Non-defaulting Shareholder at the Default Call Price; or

(ii)	to purchase all of the Sale Shares held by the Non-defaulting Shareholder at a price equal to the Default Put Price.

20.4	Completion of transfer
The sale and purchase of all of the Sale Shares held by either the Defaulting Shareholder or the Non-defaulting Shareholder, as the case may be, shall be made on the terms set out in Clause 22 (Terms and consequences of transfers of Shares) and, for the purposes of Clause 22 (Terms and consequences of transfers of Shares), the selling shareholder shall be referred to as the “Transferring Shareholder” and the buying shareholder shall be referred to as the “Remaining Shareholder”. The Shareholders waive their pre-emption rights to the transfer of Shares contained in this Agreement, the Articles and the Saudi Companies Regulations to the extent necessary to give effect to this Clause

20.

20.5	Other breaches of the Agreement
If a Shareholder or one of its Associated Companies commits a breach of this Agreement (other than those specified in Clause 20.1 (Event of Default)) (the “Defaulting Shareholder”) the other Shareholder (the “Non-defaulting Shareholder”) may serve written notice upon the Defaulting Shareholder or its Associated Company specifying the breach and requiring the Defaulting Shareholder or such Associated Company immediately to stop the breach and, to the extent possible, to make good the results of the breach within 30 days. Where the breach has prejudiced the Non-defaulting Shareholder, it may seek an immediate remedy of an injunction, specific performance or similar order to enforce the Defaulting Shareholder’s or its Associated Company’s obligations. This does not affect the Non-defaulting Shareholder’s right subsequently to claim damages or other compensation under applicable law for breach.

20.6	Determination of Open Market Value

20.6.1
Where the value of Shares is to be determined in accordance with this Clause 20 (Default), the Shareholders shall have 30 days from the date of the Default Notice to come to an agreement on the value of such Shares based on the method set out in Clause 20.7 (Method of determining the Open Market Value) (the “Open Market Value”).

20.6.2
If the Shareholders are unable to reach an agreement on the Open Market Value of the Shares within the time specified in Clause 20.6.1 above, then they shall have 30 days (the “Appointment Period”) to appoint the corporate finance team of an internationally recognised firm of accountants (which may be the Company’s Auditors) or an independent investment bank (the “Valuers”) to value the Shares. If the Shareholders cannot agree on an internationally recognised firm of accountants or independent investment bank within the Appointment Period, then the Valuers shall be appointed by the President of the Institute of Chartered Accountants of England and Wales at the request of any Shareholder, provided that the Valuers shall be an internationally recognised firm of accountants or independent investment bank.

20.6.3
The Valuers shall determine the Open Market Value within 60 days of their appointment and shall notify the Shareholders of their determination within two days of the same. The fees of the Valuers shall be borne by the Defaulting Shareholder.

20.6.4
The Valuers shall act as experts and not as arbitrators and their determination shall be final and binding on the Parties (in the absence of manifest error in which case the determination shall be void and shall be remitted to the Valuers for correction).

20.6.5
The Shareholders shall procure that the Valuers have such access to the accounting records and other relevant documents of the Company and any Group Company as they may reasonably require, subject to such confidentiality obligations as the Shareholders may consider appropriate.

20.7	Method of determining the Open Market Value

20.7.1	The Open Market Value of the Shares to be sold as at the date of the Default Notice, as appropriate, shall be determined on the following assumptions and bases:

(i)	valuing the Shares to be sold on an arm’s length sale between a willing seller and a willing buyer who are acting knowledgeably, prudently and without compulsion;

(ii)	if the Group is then carrying on business as a going concern, on the assumption that it shall continue to do so;

(iii)	that the Shares to be sold are capable of being transferred without restriction;

(iv)
valuing the Shares to be sold as a rateable proportion of the total value of all the issued shares of the Company without any premium or discount being attributable to the class of the Shares to be sold or the percentage of the issued share capital of the Company which they represent; and

(v)
to the extent the Open Market Value of the Shares is to be determined following the occurrence of a Material Breach, on the basis that no such Material Breach has in fact arisen and by reference to the Open Market Value of the Shares prior to such Material Breach arising.

20.7.2	The Valuers shall be entitled to make the following adjustments:

(i)
without prejudice to Clause 20.7.1 (Method of determining the Open Market Value) above, they may determine the Open Market Value to reflect any other factors which they reasonably believe should be taken into account; and

(ii)
if they encounter any difficulty in applying any of the assumptions or bases set out in this Clause 20.7 (Method of determining the Open Market Value), then they shall resolve that difficulty in such manner as they shall in their absolute discretion think fit.

21	Deadlock

21.1	Referral to chief executive officers of Ultimate Parent Companies for resolution

21.1.1	If:

(i)	the Board cannot pass a resolution which has been put to it three or more times in accordance with the Articles because the requisite majority has not voted in favour of it; or

(ii)	three or more consecutive Board meetings have been adjourned because a quorum is not present, any Shareholder or any Director may refer the matter for discussion between the Shareholders.

21.1.2	If:

(i)
the Shareholders cannot reach agreement on any matter referred to them under Clause 21.1.1 (Referral to chief executive officers of Ultimate Parent Companies for resolution) above within 30 days of that matter being referred to them; or

(ii)
the Shareholders cannot pass a resolution which has been put to them three or more times in accordance with the Articles or agree on a Shareholder Reserved Matter which has been put to them three or more times in accordance with this Agreement because the requisite majority has not voted in favour of it or if three or more consecutive Shareholders’ meetings have been adjourned because a quorum is not present,

(each, a “Deadlock Matter”), the Shareholders shall refer the Deadlock Matter to the Resolution Appointees for resolution who shall use all reasonable endeavours in good faith to do so.

21.2	Deadlock Procedure

21.2.1
If the Deadlock Matter is not resolved unanimously by the Resolution Appointees within 30 days of the matter being referred to them, then either Shareholder may give notice (a “Warning Notice”) that it intends to implement the deadlock procedure set out in this Clause 21.2 (Deadlock Procedure).

21.2.2
If the Deadlock Matter cannot be resolved within 14 days of the Warning Notice, either Shareholder may within a further 14 days notify the other (a “Deadlock Option Notice”) specifying the price at which the Party which is giving a Deadlock Option Notice (the “Disaffected Party”) offers to sell to the other Shareholder all (but not a part) of the Shares held by the Disaffected Party or its Associated Companies. A Deadlock Option Notice once issued shall be irrevocable.

21.2.3	Within a period of 30 days after receiving a Deadlock Option Notice, the other Shareholder shall at its sole option elect either to:

(i)	buy, or procure the purchase of, all (but not a part) of the Disaffected Party’s Shares at the price stated in the Deadlock Option Notice; or

(ii)
require the Disaffected Party to buy, or procure the purchase of, all (but not just a part) of the Shares of that other Shareholder at the same price per Share as would have applied to a purchase under option (i) above.

21.2.4
If that other Shareholder does not make any election in writing within 30 days of receiving a Deadlock Option Notice, then it shall be deemed to have elected for the option set out in Clause 21.2.3(ii) (Deadlock Procedure), namely to sell its Shares.

21.2.5
The Shareholders shall use all reasonable endeavours (subject only to any Regulatory Consents) to complete the sale and purchase of the relevant Shares under an election duly made under Clause 21.2.3(i) or Clause 21.2.3(ii) (Deadlock Procedure), or deemed to be made under Clause 21.2.4 (Deadlock Procedure), from the selling party to the purchasing party at the relevant price (the “Deadlock Price”) within 21 days after the election or deemed election or, if later, when all Regulatory Consents are obtained (the “Deadlock Date”). Any sale of Shares pursuant to this Clause 21.2.5 shall otherwise proceed in accordance with the terms of Clause 22 (Terms and consequences of transfers of Shares) and, for the purposes of Clause 22 (Terms and consequences of transfers of Shares), the selling shareholder shall be referred to as the “Transferring Shareholder” and the buying shareholder shall be referred to as the “Remaining Shareholder”.

21.2.6
In no circumstances shall either Shareholder create an Artificial Deadlock. An “Artificial Deadlock” is a Deadlock Matter caused by either Shareholder (or any Director) voting against an issue or proposal in circumstances where approval of the issue or proposal is required to enable the Company to carry on the Business properly and efficiently in accordance with the then current approved Business Plan and Budget.

22	Terms and consequences of transfers of Shares

22.1	Definitions
In this Clause 22:
“Buyer” means in the case of:

(a)	Clause 19 (Transfers), the Remaining Shareholder buying Transfer Shares;

(b)	Clause 20 (Default), a Shareholder electing or required to buy Shares; and

(c)	Clause 21 (Deadlock), the Remaining Shareholder;
“Relevant Notice” means in the case of:

(a)	Clause 19 (Transfers), the Transfer Notice;

(b)	Clause 20 (Default), the Default Notice; and

(c)	Clause 21 (Deadlock), the Deadlock Option Notice;
“Relevant Shares” means in the case of:

(a)	Clause 19 (Transfers), the Transfer Shares;

(b)	Clause 20 (Default), the Sale Shares; and

(c)	Clause 21 (Deadlock), the Shares held by the Transferring Shareholder;
“Relevant Time” means in the case of:

(a)	Clause 19 (Transfers), the date of the Acceptance Notice;

(b)	Clause 20 (Default), the date of the notice of determination of the Open Market Value pursuant to Clause 20.6 (Determination of Open Market Value); and

(c)	Clause 21 (Deadlock), the Deadlock Date.

22.2	Completion of transfer

22.2.1
Any transfer of shares made under the provisions of Clauses 19 (Transfers), 20 (Default) or 21 (Deadlock) (except by a Transferring Shareholder to an Offeror under Clause 19.3.3(i) (Transfer to a third party) which shall be made as agreed with the Offeror) shall be made in accordance with the terms set out in this Clause 22.

22.2.2	The completion of any sale and transfer of Relevant Shares shall be made on the following terms:

(i)
The Buyer and the Transferring Shareholder shall do all such things (including applying for and obtaining any necessary regulatory and legal approvals) as are required to ensure that completion of the transfer of the Relevant Shares shall take place as soon as reasonably possible after the Relevant Time. The transfer of the Relevant Shares shall occur when the amended Articles reflecting the change in ownership of the Relevant Shares have been executed and notarised by a duly authorised notary in KSA (the “Transfer Date”).

(ii)	Prior to or on the Transfer Date, the Buyer shall pay the total consideration due for the Relevant Shares to the Transferring Shareholder.

22.3	Failure to transfer

22.3.1
Subject to Clause 22.3.2 (Failure to transfer) below, if a Transferring Shareholder, Defaulting Shareholder or Remaining Shareholder (as the case may be) fails or refuses to comply with its obligations to transfer Relevant Shares under Clauses 19 (Transfers), 20 (Default) or 21 (Deadlock) inclusive on or before the Transfer Date then, at the other Shareholder’s election (provided at all times that such other Shareholder is in compliance with its obligations under Clauses 19 (Transfers), 20 (Default) or 21 (Deadlock) (as the case may be)) the price payable in respect of the Relevant Shares shall be increased, where the Shareholder failing or refusing to comply with its obligations is the Buyer, or decreased, in all other cases, at the rate of four per cent. (4%) over LIBOR calculated on a daily basis from the appropriate completion date until the Relevant Shares are transferred in accordance with this Agreement.

22.3.2
The Shareholders acknowledge and agree that there shall be no increase or decrease (as the case may be) to the price payable in respect of the Relevant Shares where a Transferring Shareholder, Defaulting Shareholder or Remaining Shareholder (as the case may be) fails or is otherwise unable to comply with its obligations to transfer Relevant Shares under Clauses 19 (Transfers), 20 (Default) or 21 (Deadlock) on or before the Transfer Date as a result of that Shareholder, having used all reasonable endeavours, failing to obtain any necessary consent or approval from a Governmental Entity or, with respect to a Shareholder (or its Ultimate Parent Company) which is listed on a recognised stock exchange, from its shareholders.

22.4	Company to be informed of notices
The Shareholders shall keep the Company informed at all times of the issue and contents of any notices served pursuant to Clauses 19 (Transfers), 20 (Default) or 21 (Deadlock) and any election or acceptance relating to those notices.

22.5	Waiver of rights of first refusal
Except in the case of a Remaining Shareholder entitled to exercise its right of first refusal under Clause 19.3 (Transfer to a third party), the Shareholders hereby waive their pre-emption rights on the transfer of Shares contained in this Agreement, the Articles and the Saudi Companies Regulations to the extent necessary to give effect to Clauses 19 (Transfers) to 21 (Deadlock).

22.6	Business to be run as going concern
The Shareholders shall do all things within their power to ensure that the Business continues to be run as a going concern during the period between the service of any notice pursuant to Clauses 19 (Transfers) to 21 (Deadlock) and the completion of any transfers of Shares.

22.7	Transfer terms
Any sale and/or transfer of Shares under this Agreement shall be on terms that those Shares:

22.7.1	are transferred free from all Encumbrances; and

22.7.2	are transferred with the benefit of all rights attaching to them as at the Transfer Date or any other date the Shareholders and the Buyer may agree.

22.8	Registration
Each of the Shareholders shall procure that a transfer of Shares shall not occur unless it complies with this Agreement and the Articles.

22.9	Further assurance

22.9.1
Each of the Shareholders shall, and shall procure that the Company shall, use all reasonable endeavours to effect a transfer of Shares in accordance with the terms of this Agreement within a reasonable period of time.

22.9.2	To the extent that a Shareholder is prevented from exercising its rights to purchase the other Shareholder’s Shares pursuant to:

(i)	a Transfer Notice issued in accordance Clause 19 (Transfers);

(ii)	a Default Notice issued in accordance with Clause 20 (Default); or

(iii)	a Deadlock Option Notice issued in accordance with Clause 21.2.4 (Deadlock), due to share ownership restrictions imposed by the Laws, the Shareholders shall, at the cost of the Shareholder purchasing the Shares, use all reasonable endeavours to give effect to such Clauses by way of alternative structures in compliance with the Laws, including by nominating a third party person or entity to be the “Buyer” to purchase some or all of the Relevant Shares where such transfer would not trigger such ownership restrictions, and references to the “Buyer” in this Clause 22 (Terms and consequences of transfers of Shares) shall be construed accordingly, and the Remaining Shareholder or Transferring Shareholder, as the case may be, shall use all reasonable endeavours to procure compliance by such third party person with the provisions of this Clause 22 (Terms and consequences of transfers of Shares).

22.10	Deed of Adherence
The Shareholders shall procure that no person other than an existing Shareholder acquires any Shares unless it enters into a Deed of Adherence agreeing to be bound by this Agreement as a Shareholder and any other agreements entered into in connection with the Business as a Shareholder.

The Shareholders agree that in signing a Deed of Adherence such person shall have the benefit of the terms of this Agreement and shall be a Party to this Agreement.

22.11	Removal of appointees
If a Shareholder ceases to be a Shareholder it shall, and it shall procure that all its appointees to the Board and to the board of directors of any Group Company shall, do all such things and sign all such documents as may otherwise be necessary to ensure the resignation or dismissal of such persons from such appointments in a timely manner in accordance with Clause 11 (Removal of Directors).

22.12	Right to receive distributions
If a Transferring Shareholder, Defaulting Shareholder or Remaining Shareholder (as the case may be) fails or refuses to comply with its obligations to transfer Relevant Shares under Clauses 19 (Transfers), 20 (Default) or 21 (Deadlock) inclusive on or before the Transfer Date then, with effect from the date on which the failure or refusal first occurred until the completion of the transfer of Shares, such Shareholder shall not be entitled to receive any distributions pursuant to Clause 17.2 (Distributions) and the payment of any dividends or other distributions by the Company shall, during such period, cease to be a Shareholder Reserved Matter and, as such, shall no longer require the prior written consent of the Shareholder that has or is failing or refusing to comply with its obligations and shall require only the approval of the other Shareholder.

23	Duration, termination and survival

23.1	Duration and termination
This Agreement shall continue in full force and effect without limit in time until the earlier of:

23.1.1	the Shareholders agreeing in writing to terminate it (in which case the Shareholders shall use their reasonable efforts to agree any actions which may be required following termination);

23.1.2	the date on which all of the Shares, to the extent remaining in issue, are owned by one Shareholder and/or its Associated Companies; or

23.1.3
an effective resolution is passed or a binding order is made for the winding-up of the Company (in which case the Shareholders shall use their reasonable efforts to agree any actions which may be required in connection with such winding-up), provided that, subject to Clause 23.2 (Termination), this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any Shares save for the Surviving Provisions which shall continue in force after termination generally or in relation to any such Shareholder.

23.2	Termination
Termination of this Agreement shall be without prejudice to any liability or obligation in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant Party prior to such termination.
PART G – PROTECTION OF THE BUSINESS AND SHAREHOLDERS

24	Protections

24.1	Merger or acquisition
If a Shareholder or any of its Associated Companies acquires an equity or economic interest in any business or company (whether as a result of a merger, acquisition or otherwise) which is a significant competitor of the Business, then such Shareholder shall promptly notify the other Shareholder in writing with reasonable details as to the nature and scale of the competing business. The Shareholders shall, as soon as reasonably practicable following receipt of any such notice, engage in good faith with a view to discussing ways to optimise any marketing and other opportunities for the Company.

24.2	Intellectual property rights

24.2.1
The Parties agree to use the Intellectual Property Rights granted to the Company pursuant to the Schulman Trademark Licence and the Natpet Trademark Licence for any products and/or customers of the Company in respect of which such use is in the best interests of the Company as a whole (and in particular in cases where such Intellectual Property Rights have already been qualified by the relevant customer).

24.2.2
Subject to the Clause 24.2.1 and to the provisions of the Natpet Trademark Licence and the Schulman Trademark Licence, the Parties agree to use their reasonable efforts to enable the Company to develop new Intellectual Property Rights where it is commercially viable and in the Company’s best interests to do so. Any Intellectual Property Rights which are so developed or which arise in the course of the Group’s activities shall belong to the Company.

24.3	Warranties

24.3.1	Each Party warrants to the others as follows:

(i)	it is a body corporate duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation;

(ii)	it has the legal right and full power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(iii)
save as set out in Clause 4 (Pre-Completion Steps), it has obtained all applicable governmental, statutory, and other regulatory consents, clearances, approvals, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this Agreement and for this Agreement to be duly and validly authorised, executed and delivered by it;

(iv)	this Agreement and the obligations expressed to be assumed by it under this Agreement are legal and valid, binding upon it and enforceable against it in accordance with their terms; and

(v)
entry into and performance by it of its obligations under this Agreement will not (i) contravene any existing law, statute, order, treaty, rule or regulation applicable to it or (ii) breach any provision of its articles, by laws or other constitutional documents.

24.3.2	Schulman Parent warrants to Natpet that, as at the date of this Agreement, Schulman is a wholly-owned indirect subsidiary of Schulman Parent, owned as to 100 per cent. by ICO

Holdings, LLC (Texas), USA, itself a wholly-owned indirect subsidiary of Schulman Parent.

25	Confidentiality

25.1	Announcements
No public announcement of any kind shall be made in respect of this Agreement except as otherwise agreed in writing between the Shareholders or unless required by applicable Law, in which case the Shareholder concerned shall, unless it is prevented from doing so by applicable Law, take all reasonable steps to obtain the consent of the other Shareholder to the contents of the announcement which consent shall not be unreasonably withheld or delayed and the Shareholder or the Associated Company of the Shareholder making the announcement (as the case may be) shall (unless it is not reasonably practicable to do so, or to do so would be a breach of applicable Law) give a copy of the text to the other Shareholder prior to the announcement being released. Nothing in this Clause 25.1 shall require a Shareholder or any Party to refrain from making any announcement required by applicable Law if any consent referred to above is withheld or prevent a Shareholder or any Party from making statements in the ordinary course of business about the fact of the Shareholder’s holding of Shares or the fact of its individual participation in the Business.

25.2	Confidential Information
Subject to Clauses 25.1 (Announcements) and 25.3 (Exclusions), each Shareholder and the Parties shall use all reasonable endeavours to keep confidential and to procure that its respective Associated Companies and their respective officers, employees, agents and professional and other advisers keep confidential the following (the “Confidential Information”):

25.2.1	all communications between them and the Group;

25.2.2
all information and other materials supplied to or received by any of them from the Group which are either marked “confidential” or are by their nature intended to be for the knowledge of the recipient alone; and

25.2.3
any information relating to this Agreement, the Business and the customers, assets or affairs of the Group, all information concerning the business transactions and/or financial arrangements of the Group; and

25.2.4
any information relating to the customers, business, assets or affairs of a Shareholder or its Associated Companies and all information concerning the business transactions and/or financial arrangements of a Shareholder or its Associated Companies, and shall not, save as contemplated under the terms of the Transaction Documents, use any Confidential Information for its own business purposes or disclose any Confidential Information to any third party without the consent of the other Shareholder.

25.3	Exclusions
Clause 25.2 (Confidential Information) does not apply to:

25.3.1	information which the Parties have agreed in writing is not confidential;

25.3.2	information which is or becomes publicly available (otherwise than as a result of a breach of this Agreement);

25.3.3	information which is independently developed (as can be demonstrated by its written records) by a Shareholder that uses or discloses the same;

25.3.4
the disclosure of information by a Shareholder or its Associated Companies to its Associated Companies, directors, employees or professional advisers on a need to know basis and on terms that such parties undertake to comply with the provisions of this Clause 25 (Confidentiality) as if they were a Party;

25.3.5
the disclosure of information on a confidential basis to a bona fide third party (not being a Restricted Transferee) or professional advisers or financiers of such third party wishing to acquire Shares from a Shareholder in accordance with the terms of this Agreement to the extent that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase provided that no such disclosure shall be made unless:

(i)	such person has agreed to be bound to observe the restrictions under this Clause 25 (Confidentiality); and

(ii)	the package of information being disclosed has been approved by the non-transferring Shareholder (such approval not to be unreasonably withheld or delayed);

25.3.6	the disclosure of information to the extent required by Law, any court of competent jurisdiction, any regulatory body or any recognised stock exchange; or

25.3.7
the disclosure of information to any Tax Authority to the extent such disclosure is reasonably required for the purposes of the tax affairs of the Shareholder concerned or any of its Associated Companies.

25.4	Return of Confidential Information
Where a Shareholder (or its Associated Companies) ceases to be a Shareholder such Shareholder on receipt of a written demand from the other Shareholder or the Company shall, so far as is practicable to do so (but, in any event, without prejudice to the obligations of confidentiality contained in this Agreement):

25.4.1	return all written Confidential Information provided to it or its Associated Companies or its or their officers, employees, agents or advisors without keeping any copies thereof;

25.4.2
destroy all analyses, compilations, notes, studies, memoranda or other documents prepared by it or its Associated Companies or its or their officers, employees, agents or advisers to the extent the same contain, reflect or derive from Confidential Information relating to the other Shareholder or its Associated Companies or the Company or the Business;

25.4.3
expunge any Confidential Information relating to the other Shareholders or its Associated Companies or the Group or the Business from any computer, word processor or other device in its possession or under its control, provided that (i) such Shareholder may retain such Confidential Information as it (or any of its Associated Companies) may be permitted to retain under the Resin Distribution Agreement or any

Transaction Document to the extent such agreements or any provisions in such agreements are surviving, (ii) such Shareholder may retain one copy of each document containing any Confidential Information relating to the other Shareholder or its Associated Companies or the Company or the Business as may be required by the Laws or contained or referred to in board minutes or in documents referred to therein and (iii) such Shareholder’s internal and external legal advisers may keep one copy of any such documents for record purposes.

25.5	Damages not an adequate remedy
Without prejudice to any other rights or remedies which a Shareholder or any Party may have under this Agreement or the Articles, the Shareholders and the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 25 (Confidentiality) and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Clause 25 (Confidentiality).

25.6	Duration of confidentiality obligations
The obligations contained in this Clause 25 (Confidentiality) shall last until the tenth anniversary of a person ceasing to be a Party.
PART H – PARENT GUARANTEE

26	Schulman Parent Guarantee

26.1	In consideration of Natpet entering into this Agreement, Schulman Parent agrees that it shall:

26.1.1
guarantee to Natpet (and any of its Associated Companies holding Shares from time to time) the proper and punctual performance by Schulman (and any of its Associated Companies holding Shares from time to time) of the Schulman Guaranteed Obligations; and

26.1.2
undertake to Natpet (and any of its Associated Companies holding Shares from time to time) that whenever Schulman (and any of its Associated Companies holding Shares from time to time) does not pay any amount when due under or in connection with this Agreement, it shall immediately pay on demand that amount as if it were the principal debtor.

26.2
The obligations of Schulman Parent under this Clause 26 (Schulman Parent Guarantee) constitute continuing obligations which will extend until Schulman (or any of its Associated Companies) ceases to hold Shares, regardless of any intermediate payment or discharge in whole or in part.

26.3	Schulman Parent’s liability under this Clause 26 (Schulman Parent Guarantee) shall not be discharged or impaired by:

26.3.1	any amendment, variation or assignment of this Agreement or any waiver of its terms;

26.3.2	any release of, or granting of time or other indulgence to, Schulman or any third party;

26.3.3
any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting Schulman (or any act taken by Natpet in relation to any such event); or

26.3.4
any other fact or circumstance (whether or not known to any of Schulman, Natpet or Schulman Parent) which would or might (but for this Clause 26 (Schulman Parent Guarantee)) operate to impair or discharge Schulman Parent’s liability or afford Schulman Parent or Schulman any legal or equitable defence.

26.4
For the avoidance of doubt, the liability of Schulman Parent under this Clause 26 (Schulman Parent Guarantee) shall not exceed the liability of Schulman (and any of its Associated Companies holding Shares from time to time).

PART I – GENERAL

27	General

27.1	Dispute resolution

27.1.1
The Parties undertake to one another to procure that all disputes arising out of or in connection with a Transaction Document other than this Agreement shall first be submitted for resolution in accordance with the terms of the Transaction Document in respect of which that dispute first arises, provided that where such dispute is alleged to constitute a Material Breach:

(i)	that dispute shall not be submitted to arbitration under the relevant Transaction Document; and

(ii)	if such dispute is not otherwise resolved pursuant to such Transaction Document, it shall instead be referred to the Resolution Appointees in accordance with Clause 27.1.2 below.

27.1.2
If the Parties are unable to resolve a dispute arising out of or in connection with this Agreement (including a dispute as to the validity or existence of this Agreement, whether a Material Breach has occurred or resolution of the same) within 30 days of the dispute arising, or a dispute arising out of or in connection with a Transaction Document (other than this Agreement) is to be referred to the Resolution Appointees pursuant to Clause 27.1.1 above (each a “Dispute”), the Dispute shall be referred immediately to the Resolution Appointees. Any Resolution Appointee involved may nominate an independent third party acceptable to the other Resolution Appointee to act as mediator to assist them to resolve the Dispute.

27.1.3
With respect to any Dispute which is alleged to constitute a Material Breach, the Resolution Appointees shall be requested (i) to determine whether a Material Breach has occurred, and (ii) to seek to resolve such Dispute (irrespective of whether it constitutes a Material Breach or not).

27.2	Arbitration Notice

27.2.1
If the Dispute cannot be resolved by the Resolution Appointees within 30 days of the Dispute being referred to them, any relevant Party may serve a written notice (“Arbitration Notice”) on the other stating that it wishes to refer the Dispute to arbitration.

27.2.2	Any referral to arbitration shall be made in accordance with (i) Clause 27.5 (Arbitration), and (ii) if the relevant Dispute alleges a Material Breach, Clause 27.3 (Arbitration on Material Breach).

27.3	Arbitration on Material Breach

27.3.1
In the event of the commencement of arbitration proceedings under Clause 27.2 (Arbitration Notice) alleging a Material Breach, each Shareholder undertakes to include the following requests in its request for arbitration:

(i)	a request that the arbitrators consider whether the Material Breach so alleged and referred is in fact a Material Breach;

(ii)	a request that, in rendering an award, it gives effect to the provisions of Clause 20.3 (Default Notice (put/call option)); and

(iii)
a request that the arbitrators render their determination within 60 days of the date of the first arbitration hearing, with the arbitration hearing to take place as soon as reasonably practicable following the request for arbitration.

27.3.2
Each Party acknowledges and agrees that, in the event of a Material Breach by a Party or any of its Associated Companies, the Non-defaulting Shareholder shall not, and shall procure that its Associated Companies and/or the Company shall not, seek, in relation to the Material Breach, both:

(i)	an award of damages under the Transaction Document in relation to which the Material Breach has arisen; and

(ii)	to exercise any rights it may have pursuant to Clause 20.1 (Event of Default) to Clause 20.4 (Completion of transfer), provided that the Non-defaulting Shareholder shall be entitled to seek, or procure that its Associated Companies or the Company (as the case may be) seeks, one (but not both) of the remedies set out in this Clause 27.3.2.

27.4	Resolution of Material Breach
In the case of an Event of Default arising due to a Material Breach, the Non-defaulting Shareholder shall, prior to (i) exercising its rights pursuant to Clause 20.3 (Default Notice (put/call option)), or (ii) enforcing any award rendered in accordance with Clause 27.3.1 (Arbitration on Material Breach), refer the Dispute to the Resolution Appointees for a further period of 15 days in which the Resolution Appointees shall seek to resolve the Dispute, using all reasonable endeavours in good faith to do so.

27.5	Arbitration

27.5.1
The arbitration shall be governed by the arbitration rules of the London Court of International Arbitration (the "Rules"), which Rules are deemed to be incorporated by reference into this Clause 27.5, and the following provisions shall apply to the arbitration:

(i)
the tribunal shall consist of three arbitrators, with each Party to the Dispute being entitled to nominate one arbitrator, the third arbitrator being appointed by agreement of the Parties to the Dispute;

(ii)	the place of arbitration shall be London, United Kingdom; and

(iii)	the language to be used in the arbitration shall be English.

27.5.2
The Parties hereby agree that any restriction in the Rules upon the nomination or appointment of an arbitrator by reason of nationality shall not apply to any arbitration commenced pursuant to Clause 27.2 (Arbitration Notice).

27.5.3
The arbitrators shall have the power to grant any remedy or relief available by law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be enforced by any court of competent jurisdiction. Without prejudice to the tribunal’s powers, and notwithstanding anything to the contrary in Article 25.3 of the Rules and Sections 44(4) and 44(5) of the UK Arbitration Act 1996, each Party retains the right to seek, at any time, interim or provisional measures, including pre-arbitral attachments or injunctions, from any court of competent jurisdiction and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. For the avoidance of doubt, this Clause 27.5.3 is not intended to limit the powers of the court exercisable in support of arbitration proceedings pursuant to Section 44 of the UK Arbitration Act 1996.

27.5.4
Any arbitral award made pursuant to the arbitration shall be final and binding on the Parties and the Parties hereby waive their respective right to claim the revision of the arbitral award, except as otherwise permitted under the Rules.

27.5.5	The arbitrators' decision shall be rendered in writing and shall state the basis thereof and the allocation between the Parties of the Parties' costs and the costs of the arbitration.

27.6	Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

27.7	Notices
Any notice, claim or demand in connection with this Agreement, or with any arbitration under this Agreement, shall be in writing in English (each, a “Notice”) and shall be sufficiently given if delivered or sent to the recipient at its fax number, email address or address set out in Schedule 3 (Notices) or any other fax number, email address or address notified to the sender by the recipient for the purposes of this Agreement. All Notices shall be sent by fax or email and, where also delivered or sent to a recipient's address, may be delivered by hand or sent by registered post or by courier using an internationally recognised courier company. All Notices shall be effective upon receipt and shall be deemed to have been received on the next Business Day.

27.8	Whole agreement and remedies

27.8.1	Whole agreement
The Transaction Documents contain the whole agreement between the Parties relating to the subject matter of the Transaction Documents at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in the

Transaction Documents. In this Clause 27.8, “Transaction Documents” includes all documents entered into pursuant to the Transaction Documents.

27.8.2	No inducement
Each of the Shareholders acknowledges that it has not been induced to enter into any of the Transaction Documents to which it is a party by any representation, warranty or undertaking not expressly incorporated into that Transaction Document.

27.8.3	Remedies
So far as permitted by applicable law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

27.8.4	Legal advice and reasonableness
Each Party confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause 27 (General), and agrees, having considered the terms of this Clause 27 (General) and the Agreement as a whole, that the provisions of this Clause 27 (General) are fair and reasonable.

27.9	Conflict with the Articles
In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles, it is intended that the provisions of this Agreement shall prevail and accordingly the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further, if necessary, procure any required amendment to the Articles provided that such amendment to the Articles shall not contravene applicable Laws in KSA.

27.10	Undertaking to give effect to the Proposed Transaction
Each Party undertakes (and, to the extent it is lawfully able to do so, procures compliance by its Associated Companies) to take all such action to give effect to the Proposed Transaction and not to block, hinder or delay in any way (including by voting and other rights and powers available to it) the enforcement of the rights and obligations under this Agreement of the other Parties in accordance with this Agreement.

27.11	No Partnership
Nothing in this Agreement shall be deemed to constitute a partnership between the Parties hereto or constitute any Party the agent of any other Party for any purpose.

27.12	Release etc.
Any liability to any Shareholder or the Company under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that Shareholder or the Company (as the case may be) in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability, whether joint and several or otherwise, or the rights of any other Party.

27.13	Survival of Rights, Duties and Obligations

27.13.1
Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such termination.

27.13.2
If a Party ceases to be a Party to this Agreement for any cause, such Party shall not be released from any liability which at the time of the cessation has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such cessation.

27.14	Waiver
No failure of any Shareholder or the Company to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each, a “Right”) shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right. The Rights provided in this Agreement are cumulative and not exclusive of any other Rights (whether provided by law or otherwise). Any express waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.

27.15	Variation
No variation, modification or change of, or amendment to, this Agreement shall be effective unless in writing and signed by or on behalf of each Shareholder and the Company.

27.16	No Assignment

27.16.1
Except as otherwise expressly provided in this Agreement, none of the Parties may, without the prior written consent of the others, such consent not to be unreasonably withheld or delayed, assign, grant any security interest over, hold on trust or otherwise transfer to any person any benefit or obligation under this Agreement, in whole or in part, absolutely or conditionally.

27.16.2	This Agreement shall be binding on the Parties and their respective successors and assigns.

27.17	Further Assurance
Each Party to this Agreement shall (i) co-operate with the others and execute and deliver to each of the others instruments and documents and take (and, where applicable, shall procure that any of their Associated Companies shall take) such other actions as may be reasonably requested from time to time in order to carry out the intended purpose of this Agreement, (ii) vote its Shares so as to give full effect to this Agreement, (iii) cause each Director appointed by it to take all steps necessary to carry out the intended purposes of this Agreement, and (iv) use all reasonable endeavours to procure that any relevant third party shall execute such documents and do such acts and things as may reasonably be required in order to carry out the intended purpose of this Agreement.

27.18	Invalidity/severance

27.18.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Shareholders.

27.18.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 27.18.1 above, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 27.18.1 above, not be affected.

27.19	Counterparts
This Agreement may be entered into in any number of counterparts, each of which when executed and delivered shall be an original but all of which taken together shall constitute one and the same instrument.

27.20	Costs
Save as otherwise expressly set out in this Agreement, each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into the Transaction Documents.

27.21	Time of the essence
Time shall be of the essence of this Agreement, both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Shareholders.

27.22	Third Party Rights
A person who is not a Party has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement except that any person who enters into a Deed of Adherence in accordance with Clause 22.10 (Deed of Adherence) may enforce and rely on this Agreement to the same extent as if it were a Party.

27.23	Service of Process

27.23.1
Schulman Parent and Schulman each hereby irrevocably appoint A. Schulman, Inc. and its successors (now of Croespenmaen Industrial Estate, Crumlin, Newport, Gwent NP11 3AG) as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement.

27.23.2
Natpet hereby irrevocably appoints Xpert Management Services Limited and its successors (now of Stanhope House, 47 Park Lane, London W1K 1PR) as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement.

27.23.3	Service of process on the relevant process agent shall be deemed valid service upon the relevant Party whether or not it is forwarded to and received by such Party.

27.23.4	Each Party shall inform the other Party in writing of any change in its process agent's address within 14 days of such change.

27.23.5
If for any reason a process agent ceases to be able to act as such or no longer has an address in England, the relevant Party irrevocably agrees to appoint a substitute process agent in England reasonably acceptable to the other Party and to deliver to them copies of the substitute agent’s written acceptance of that appointment, within 14 days. If the relevant Party fails to appoint such substitute process agent, the other Party shall be entitled to appoint one on behalf of the relevant Party at the relevant Party’s expense.

27.23.6
The Parties irrevocably consent to any process in any proceedings anywhere being served by mailing a copy by registered post or courier to it in accordance with Clause 27.7 (Notices). However, nothing in this Clause 27.23.6 shall affect the right to serve process in any other manner permitted by law.

In witness whereof this Agreement has been executed on the date first stated above.

SIGNED by Khalid A. Alireza on behalf of National Petrochemical Industrial Company	/s/ Khalid A. Alireza

SIGNED by Joseph M. Gingo and Bernard Rzepka on behalf of A. Schulman Europe International B.V.	/s/ Joseph M. Gingo
/s/ Bernard Rzepka

For the purposes of Clause 26 (Schulman Parent Guarantee): SIGNED by Joseph M. Gingo on behalf of A. Schulman, Inc.	/s/ Joseph M. Gingo

Schedule 1
Deed of Adherence
This Deed of Adherence is made on [date] by [            ], a company incorporated [in [         ] /under the laws of [       ]] under registered number [            ] whose [registered/principal office is at [            ]] [(the “New Shareholder”/the “Company”)].
Recitals:

(A)
[The Company wishes to adhere to, and become bound by the terms of, a shareholders’ agreement made on [date] between (1) A. Schulman Europe International B.V., (2) National Petrochemical Industrial Company and (3) A. Schulman, Inc. as such agreement has been or may be amended, supplemented or novated from time to time (the “Agreement”).

(B)	This Deed of Adherence is entered into in compliance with Clause 1.13.2 (Execution) of the Agreement.]
OR

(A)	[[ ] (the “Transferor”) is proposing to transfer to the New Shareholder [number/all of its] [ordinary] shares of [ ] each in the capital of [ ] (the “Company”).

(B)
This Deed of Adherence is entered into in compliance with Clause 22.10 (Deed of Adherence) of a shareholders’ agreement made on [date] between (1) A. Schulman Europe International B.V., (2) National Petrochemical Industrial Company and (3) A. Schulman, Inc. [and (4) the Company] as such agreement has been or may be amended, supplemented or novated from time to time (the “Agreement”).]

It is agreed as follows:

1	The [New Shareholder/Company] confirms that it has been supplied with and has read a copy of the Agreement.

2
The [New Shareholder/Company] agrees (i) to assume the benefit of the rights of the [Transferor/Company] under the Agreement, and (ii) to observe, perform and be bound by all the obligations and terms of the Agreement capable of applying to the [New Shareholder/Company] and which are to be performed on or after the date of this Deed, to the intent and effect that the [New Shareholder/Company] shall be deemed with effect from the date [on which the New Shareholder is registered as a member of the Company/of execution of this Deed] to be a party to the Agreement (as if named as a party to that Agreement).

3
This Deed is made for the benefit of (i) the original parties to the Agreement, and (ii) any other person or persons who after the date of the Agreement (and whether or not prior to or after the date of this Deed) adhere to the Agreement.

4	The address and fax number of the [New Shareholder/Company] for the purposes of Clause 27.7 (Notices) of the Agreement are as follows: [insert address and fax numbers].

5	Clause 27.1 (Dispute resolution) of the Agreement shall apply to this Deed as if set out in full herein.

6	[The [New Shareholder/Company] hereby appoints [●] as its agent for service of all process in any proceedings in respect of the Agreement.]
In witness of which this Deed has been signed as a deed and delivered on the date stated at the beginning of this Deed.

SIGNED as a DEED by [●] acting by [name of director] a Director and [name of director/secretary] [a Director/the Secretary] in the presence of:
Witness’s signature
Name
Address Occupation

Schedule 2
Shareholder Reserved Matters
The following matters require the prior written consent of the Shareholders as a Shareholder Reserved Matter in accordance with Clause 15 (Shareholder Reserved Matters):

1	Strategic decisions

1.1	Approving any Business Plan or Budget, any amendments thereto, and the approval or ratification of any departure from the same.

1.2
Any material change to the scope, nature or geographical area of the Business or carrying on any business other than the Business by the Company or any Group Company (including, for the avoidance of doubt, as envisaged in Clause 6.3 (Business)), including commencing any new business which is not ancillary or incidental to the Business.

1.3	Any suspension, cessation or abandonment of any activity which exceeds in value US$1,000,000 (one million United States Dollars).

1.4	Any change of name or registered office of the Company or any Group Company.

1.5	Registering or permitting the registration of any person (other than the Parties and any of their permitted transferees under this Agreement) as a Shareholder.

2	Acquisitions, disposals, joint ventures etc.

2.1	Any acquisition or disposal of:

2.1.1	any undertaking, business, company or securities of a company; or

2.1.2	any assets or property (other than in the ordinary course of business).

2.2	Any entry into any joint venture, partnership, profit sharing agreement, consolidation, amalgamation, collaboration, merger or major project (not included in the Business Plan).

2.3
The incorporation of any new Group Company, or any Group Company increasing or reducing its shareholding in a company, or the establishment of any new branch, agency, trading establishment, business or outlet.

3	Corporate structure

3.1	Any actual or proposed reorganisation or liquidation or similar, of any member of the Group or the closing of any branch, agency, trading establishment, business or outlet of any member of the Group.

3.2
The entry into, termination, variation, waiver or breach of any arrangement or contract with any officer or consultant to the Company or any Group Company earning total annual compensation (in salary and in-kind) or being paid an annual fee of more than US$75,000 (seventy five thousand United States Dollars), or any connected person of such person, including the amendment or variation of remuneration or other benefits under such arrangement or contract.

3.3	The adoption, termination or variation of any bonus or profit-sharing scheme, any share option or share incentive scheme or employee share trust or share ownership plan or retirement benefit scheme by the Company or any Group Company, including setting key performance indicators for the management team and awarding remuneration based on the same.

4	Financial framework

4.1
Other than in the ordinary course of business (as provided for in the Business Plan) or in relation to ordinary course working capital arrangement, the obtaining of any Third Party Finance by the Company or any Group Company.

4.2	The obtaining of Third Party Finance which gives the lender the right to participate in the share capital of the Company.

4.3	The creation of any Encumbrance over any assets or property of the Group.

4.4
The making of any loan or advance to any person, firm, body corporate or other business, other than (i) to a Group Company, (ii) in the normal course of business and on an arm’s length basis, (iii) to an employee in an amount not exceeding the maximum amount stipulated in the Company’s personnel policies, or (iv) in all other cases, in an amount not exceeding SAR 50,000 (fifty thousand Saudi Arabian Riyals).

4.5	The giving of any guarantee or indemnity other than in the normal course of its business by any Company or Group Company.

4.6
Any change in the authorised or issued share capital or the creation or issue of any shares or of any other security of the Company or any Group Company or the grant of any option or rights to subscribe for or to convert any instrument into such shares or securities.

4.7
Any reduction of the share capital or variation of the rights attaching to any class of shares or any redemption, purchase or other acquisition by the Company or any Group Company of any shares or other securities of that Company or Group Company.

4.8
Any application by way of capitalisation of any sum in or towards paying up any Shares or of any other security or of any amount standing to the credit of the share premium account or capital redemption reserve for any purpose.

4.9
The incurring of any capital expenditure (including obligations under hire-purchase and leasing arrangements) of any item or project which is not provided for in the Budget or Business Plan. The incurring of any capital expenditure (including obligations under hire-purchase and leasing arrangements) of any item or project in an amount of more than SAR 1,000,000 (one million Saudi Arabian Riyals), even if such expenditure is provided for in the Budget or Business Plan.

4.10
The incurring of any other expenditure (other than (i) as described in paragraph 4.9 above, or (ii) in respect of raw materials) in an amount of more than SAR 1,000,000 (one million Saudi Arabian Riyals), even if such expenditure is provided for in the Budget or Business Plan.

4.11
The payment of any dividends or other distributions (or the carrying forward or retention of any profits to the next Financial Year except as may be required by the Laws of KSA) by any member of the Group, and any changes to the dividend policy.

5	Other protections

5.1	Any amendment to, or revision of, the memorandum of association of the Company or the Articles, or any memorandum or articles of association, of any Group Company.

5.2	Any change to the accounting reference date or any material change to the accounting policies and principles adopted by the Company or any Group Company.

5.3	Any material change to the Company’s internal policies.

5.4	Any change to the KPIs required to be reported pursuant to Clause 7.2.1(i) (Information).

5.5	The adoption of the audited annual accounts of any member of the Group.

5.6	The adoption of any trade name or application for registration of any other Intellectual Property Right by any member of the Group.

5.7
The appointment or removal of the auditors of any member of the Group (provided that the Auditors shall at all times be an internationally recognised firm which is independent from the Shareholders and their respective Ultimate Parent Companies).

5.8	Any revaluation of the Group’s assets other than in accordance with the Laws and any applicable accounting requirements.

5.9
The entry into or continuation of any transaction or the amendment to or termination of any contract in relation to any transaction between (on the one hand) the Company or any Group Company, and (on the other hand) a Shareholder or any of its Associated Companies or any Director or officer of the Company or any Group Company (including, for the avoidance of doubt, the Resin Supply Agreement).

5.10
The entry into, amendment, or waiver under or in respect of any contract or commitment not provided for in the Budget or Business Plan (whether by renewal or otherwise) by any member of the Group not in the ordinary course of business or otherwise than on arm’s length terms.

5.11	The termination (or giving of notice to terminate) or material amendment of any arrangements, transactions or contracts which are material in the context of the Business.

5.12
Any change to the Company’s bankers or the terms of the mandate given to its bankers in relation to its account(s) other than by the substitution of any person nominated as a signatory by the person entitled to make such nomination.

5.13
The commencement or settlement of any litigation, arbitration or other proceedings (other than debt recovery proceedings in the ordinary course of business) to which the Company or any Group Company is a party or prospective party and which are material in the context of the Business or submitting to arbitration or alternative dispute resolution any dispute involving the Company.

5.14	The voluntary bankruptcy, winding up or liquidation of the Company or any Group Company, including:

5.14.1	any admission by the Company or a Group Company of its inability to pay its debts as they fall due, or the suspension of payment on any of its debts;

5.14.2	any step by the Company or a Group Company with a view to a composition, moratorium, assignment or similar arrangement with any of its creditors;

5.14.3	any convening of a meeting for the purpose of considering its winding-up, administration or dissolution or any such resolution being passed;

5.14.4	presentation of, or any failure to oppose in a timely manner, a petition for the winding-up, administration or dissolution of the Company or a Group Company;

5.14.5	appointing a liquidator, trustee in bankruptcy, judicial custodian, compulsory director, receiver, administrative receiver, administrator or similar officer;

5.14.6	any other voluntary action by the Company or a Group Company in furtherance of its liquidation, administration, reorganisation, dissolution or termination of its corporate status; or

5.14.7	the occurrence of any other action analogous with any such event (as described in this paragraph 5.14) in any relevant jurisdiction in relation to the Company or a Group Company.

5.15	The making of an application for admission to listing or trading of any Shares or other securities of the Company or any Group Company on any stock exchange or market.

Schedule 3
Notices

Contact Details
National Petrochemical Industrial Company	Address:	P.O.Box 4459,
8th Floor,
Future Business Center,
Al Amanah Street,
Al Rowais District,
Jeddah-21491,
Kingdom of Saudi Arabia
	Fax No:	+966 2 652 9469
	Email:	hkutbi@natpetpp.com
For the attention of: Mr. Helmi Kutbi
With a copy to:
National Petrochemical Industrial Company
	Address:	P.O.Box 4459,
8th Floor,
Future Business Center,
Al Amanah Street,
Al Rowais District,
Jeddah-21491,
Kingdom of Saudi Arabia
	Fax No:	+966 2 6529380
	Email:	jmalaikah@natpetpp.com
For the attention of: Mr. Jamal J. Malaikah
A. Schulman, Inc.	Address:	3550 West Market Street,
Akron, Ohio 44333,
United States of America
	Fax No:	+1 330 666 3751
	Email:	info@aschulman.com
For the attention of: Chief Legal Officer
A. Schulman Europe International B.V.	Address:	P.O. Box 5187,
3295ZH 's Gravendeel,
The Netherlands
	Fax No:	+31 78 673 2625
	Email:	Patrick_Speek@us.aschulman.com
For the attention of: Mr. Patrick Speek
With a copy to:
A. Schulman, Inc.
	Address:	3550 West Market Street,
Akron, Ohio 44333,

Contact Details
United States of America
Fax No:	+1 330 666 3751
Email:	info@aschulman.com
For the attention of: Chief Legal Officer